UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AXIS CAPITAL HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

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Notice of Annual General Meeting

of Shareholders and

2017 Proxy Statement

Your vote is important

Please vote by using the Internet, the telephone,

or by signing, dating, and returning the enclosed proxy card

March 29, 2017

Dear Shareholder:

You are cordially invited to attend the 2017 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda on Thursday, May 4, 2017 at 8:30 a.m. local time.

The attached Notice of Annual General Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual General Meeting. During the Annual General Meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte Ltd., will be present to respond to questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. You may also vote over the Internet or by telephone by following the voting instructions printed on your proxy card. This will assure that your shares will be represented and voted at the meeting even if you do not attend.

Sincerely,

Michael A. Butt

Chairman of the Board

Thursday, May 4, 2017 at 8:30 a.m. local time

AXIS House 92 Pitts Bay Road Pembroke HM 08 Bermuda

1.	To elect the four Class II Directors listed herein to hold office until 2020;
2.	To approve, by non-binding vote, the compensation paid to our named executive officers;
3.	To determine, by non-binding vote, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years;
4.	To appoint Deloitte Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm;

5.	To approve a new 2017 Long-Term Equity Compensation Plan; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Close of business on March 10, 2017

By Order of the Board of Directors,

Conrad D. Brooks

Corporate Secretary

March 29, 2017

This Notice of Annual General Meeting of Shareholders and Proxy Statement are being distributed or made available, as the case may be, on or about March 29, 2017. The Proxy Statement, the 2016 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2016 are available at https://materials.proxyvote.com/G0692U.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU ALSO MAY VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD.

PROXY STATEMENT SUMMARY

AXIS Capital Holdings Limited 2017 Annual General Meeting	Thursday, May 4, 2017

8:30 a.m. local time

AXIS House

92 Pitts Bay Road

Pembroke HM 08

Bermuda

Directions to the 2017 Annual General Meeting may be obtained by contacting our Corporate Secretary at: +1.441.496.2600.

Definition	When used in this proxy statement, the terms “we,” “us,” “our,” “the Company,” “AXIS” and “AXIS Capital” refer to AXIS Capital Holdings Limited.

Agenda	1.	The election of the four nominees for Class II Directors as identified in this proxy statement.

2.	The approval, by non-binding vote, of the compensation paid to our named executive officers.

3.	The determination, by non-binding vote, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years.

4.	To appoint Deloitte Ltd. (“Deloitte”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

5.	The approval of our 2017 Long-Term Equity Compensation Plan.

6.	Such other business as may properly come before the meeting or any postponements or adjournments thereof.

Proxies Solicited By	The Board of Directors of AXIS Capital Holdings Limited.

First Mailing Date	We anticipate mailing the proxy statement on March 29, 2017.

Record Date	March 10, 2017. On the record date, there were 86,090,729 outstanding common shares entitled to vote at the meeting.

Voting	Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, but only in the event that a U.S. shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist. We will notify any shareholder whose voting power is reduced prior to the meeting.

Majority Vote Standard	Two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate voting power of the Company constitutes a quorum. Abstentions and “broker non-votes” will be counted for purposes of determining a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power for a proposal and has not received instructions from the beneficial owner. Under current New York Stock Exchange (“NYSE”) rules, the proposal to appoint Deloitte as our independent registered public accounting firm is considered a “discretionary” item. Therefore, there will be no “broker non-votes” on the approval of the appointment of Deloitte.

The affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the Annual General Meeting is

PROXY STATEMENT SUMMARY 1

required for: (i) the election of directors; (ii) the non-binding determination of the compensation paid to our named executive officers; (iii) the non-binding approval of whether the compensation paid to our named executive officers will occur every one, two or three years; (iv) the appointment of Deloitte; and (v) the approval of our new 2017 Long-Term Equity Compensation Plan.

In determining whether: (i) a director nominee has been elected by the shareholders; (ii) the compensation paid to our named executive officers has been approved; (iii) the vote to determine whether the compensation paid to our named executive officers will occur every one, two or three years; and (iv) the appointment of Deloitte has been approved, abstentions and “broker non-votes” (if applicable) will have no effect on the outcome of any of these proposals because such shares are not considered votes cast.

In determining whether our 2017 Long-Term Equity Compensation Plan has been approved, under current NYSE rules, abstentions are considered “votes cast” and thus: (i) will have the same effect as a vote “against” the proposal and (ii) will be counted in determining whether a majority of the outstanding shares of common stock are otherwise voted on the proposal. “Broker non votes” (if applicable) will have no effect on the outcome of any of these proposals because such shares are not considered votes cast.

We will count common shares held by shareholders who have signed their proxy cards or properly submitted their proxy by phone or over the Internet but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares in accordance with the Board’s recommendations for each of the proposals contained in this proxy statement.

Proxies	We will vote signed returned proxies “FOR” (i) the election of each of the four nominees for Class II director, (ii) the approval, by non-binding vote, of the compensation paid to our named executive officers, (iii) the appointment of Deloitte, and (iv) the approval of our 2017 Long-Term Equity Compensation Plan, unless you vote differently on the proxy card. We will vote signed returned proxies for “ONE YEAR” with respect to the non-binding determination whether a shareholder advisory vote on our executive compensation should occur every one, two or three years, unless you vote differently on the proxy card.

Revoking Your Proxy	Any shareholder giving a proxy has the power to revoke it prior to its exercise by sending notice of revocation to our Secretary in writing, by executing and delivering a subsequent proxy card or by voting in person at the meeting. To revoke a proxy previously submitted over the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also vote in person at the Annual General Meeting.

2016 Company Financial Performance and Total Shareholder Return	2016 net income available to common shareholders was $465 million and return on average common equity (“ROACE”) was 9.0%, as compared to $602 million and 11.5%, respectively, in 2015. The net income available to common shareholders for 2015 included $280 million of termination fees received following the termination of the amalgamation agreement with PartnerRe Ltd., as well as reorganization and related expenses of $46 million.

During 2016, we returned $644 million to shareholders, through $132 million in reinvested dividends and $512 million in share repurchases. Since our 2003 initial public offering through February 7, 2017, the Company has repurchased approximately 108 million shares for a total of $4.1 billion.

2 PROXY STATEMENT SUMMARY

The quarterly dividend was increased by 9% in December 2016 to $0.38 per share, representing the thirteenth consecutive annual dividend increase since we declared our first dividend following our initial public offering.

Our cumulative total shareholder return (stock price appreciation plus dividends) for the one, three and five-year periods ended in 2016 was 19%, 47% and 131%, respectively, compared to 12%, 29% and 98%, respectively, for the S&P 500 Index and 16%, 47% and 144%, respectively, for the S&P P&C Insurance Index.

Diluted book value per common share (“DBVPS”) rose at an annual compounded rate of 10.8% from 2002 through 2016 and diluted book value per common share, adjusted for accumulated dividends declared, increased at a 12.2% annual compounded rate for the same period.

Executive Compensation Program	Key Features

•	Non-GAAP Operating ROACE (“OROACE”)[1] and growth in DBVPS adjusted for dividends are the Company financial metrics used for evaluating cash bonus awards and equity awards, respectively;

•	2014 Annual Incentive Plan incorporates a business unit financial metric further enhancing the correlation between executive pay and performance;

•	Equity targets are based on target dollar amount, not a fixed number of shares or units, allowing for closer targeting of market pay levels;

•	Equity grants for our NEOs and other senior executives are split evenly between performance-vesting and time-vesting awards;

•	Stock ownership guidelines apply to the Company’s senior officers and directors, in order to encourage a long-term focus in managing the Company;

•	Employment agreements for our NEOs do not have excise tax gross-up provisions and limit perquisites;

•	Executive compensation recoupment, or “clawback”, policy allows us to recoup compensation paid to our NEOs under certain circumstances;

•	Insider trading policy prohibits all employees and directors from hedging the economic risk of owning AXIS stock or pledging AXIS stock for loans or other obligations;

•

Equity award agreements have “double-trigger” provisions, which provide for accelerated vesting of awards due to a change of control only if either AXIS terminates the executive’s employment without cause or the executive terminates his or her employment for good reason within two years following a change of control; and

•	Cash-settlement at vesting for 50% of equity awards, excluding awards to NEOs, in order to reduce the overall number of equity awards utilized, or burn rate, under our equity plan.

Corporate Governance Highlights	Corporate Governance continues to be an area of significant focus for our Board. In order to ensure that our corporate governance framework enables our Board to oversee the operation and strategic direction of our Company and carry out its responsibilities to shareholders, we regularly engage with our shareholders as well as governance organizations. These interactions help us to review our corporate governance principles and practices to ensure that they are appropriate in light of emerging practices and reflect

[1]	OROACE is calculated by dividing non-GAAP operating income for the year by the average common shareholders’ equity determined by using the common shareholders’ equity balances at the beginning and end of the year. OROACE is a non-GAAP financial measure, as defined in SEC Regulation G. Refer to ‘Non-GAAP Financial Measures’ in the Company’s Form 10-K for the year ended December 31, 2016 for additional information and a reconciliation to the nearest GAAP financial measure (ROACE).

PROXY STATEMENT SUMMARY 3

our strong commitment to good corporate governance. Our current practices include the following, many of which are discussed in further detail throughout this proxy statement:

•	Majority vote standard for election of directors

•	No stockholder rights plan (“poison pill”)

•	Independent lead director

•	No “over-boarding.” None of our directors serve on the board of directors of more than three other publicly-held corporations

•	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting

•	Shareholder engagement

•	Majority independent Board and fully independent Audit, Compensation and Corporate Governance and Nominating Committees

•	Regular Board and Committee self-evaluation process

Prompt return of your proxy will help reduce the costs of resolicitation.

4 PROXY STATEMENT SUMMARY

PROPOSAL 1. ELECTION OF DIRECTORS

BOARD STRUCTURE

Our Board is divided into three classes, designated Class I, Class II and Class III. The term of office for each Class II director expires at the Annual General Meeting in 2017; the term of office for each Class I director will expire at the Company’s Annual General Meeting in 2018; and the term of office for each Class III director will expire at the Company’s Annual General Meeting in 2019. At each annual general meeting of the Company, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election.

Four Class II directors are to be elected at the meeting to hold office until the Company’s Annual General Meeting in 2020. All of the nominees currently are directors. Our Corporate Governance and Nominating Committee recommended all of the nominees to our Board for election at the meeting. All nominees have consented to serve if elected. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board.

Our Board has reviewed its classified board structure and continues to believe that this structure provides greater stability and continuity in the Board’s membership and in the direction and guidance that it provides to the Company’s management.

As compared with an annual election process, this approach promotes a long-term perspective to our strategic objectives and has proved beneficial to our CEO and executive management in establishing the Company’s short and long-term priorities. We believe that a classified election process remains in the best interests of our shareholders.

SKILLS, QUALIFICATIONS AND EXPERIENCE OF DIRECTORS

In order for the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of integrity with significant accomplishment in their chosen field of endeavor. The Corporate Governance and Nominating Committee is responsible for recommending qualified candidates for directorships to be filled by the Board or by our shareholders. Directors are expected to bring a diversity of experiences, skills and perspectives to our Board. The Committee considers qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines experience, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the Committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the Board. The Committee evaluates candidates on the basis of their qualifications and not on the basis of the manner in which they were submitted for consideration.

In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Committee carefully considers are the benefits to the Company of diversity of race, gender, ethnicity and national origin in board composition.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth in “Director Nominees” and “Directors Continuing in Office” below. In particular, the Board considered the following:

•

Mr. Benchimol’s 35 years of experience in corporate finance, investments, the finance and insurance industry and his specific background as the Company’s Chief Executive Officer and President and, formerly, Chief Financial Officer;

•	Ms. Boisseau’s extensive background and significant expertise in insurance law and regulation;

•	Mr. Butt’s 50 years of insurance industry experience and expertise;

•	Mr. Davis’s distinguished career in investment banking and his extensive knowledge of corporate finance as well as his experience as a significant shareholder of insurance-related businesses;

PROPOSAL 1. ELECTION OF DIRECTORS 5

•	Mr. Friedman’s expertise in corporate law and finance and his years of experience in the mergers and acquisitions arena;

•	Mr. Greetham’s significant experience as an investment analyst and portfolio manager as well as his extensive experience in asset management and the insurance industry;

•	Mr. Keane’s significant experience in banking and financial services, which includes service as the Group Chief Executive Officer of the Bank of Ireland;

•	Ms. Lister’s background in banking and finance and her experience as the Chairperson and Chief Executive Officer of the Bermuda Monetary Authority;

•	Mr. Ramey’s extensive insurance industry knowledge and significant background in international insurance operations and management;

•	Mr. Smith’s background and extensive banking experience, including his 31 year career with the Bank of Bermuda;

•	Ms. Young’s background and expertise in Asian matters and significant experience advising multinational business enterprises; and

•	Mr. Zeller’s extensive global insurance and reinsurance background, management experience and knowledge, including his experience as the Chairman of the Executive Board of Hannover Re.

In addition, in connection with the nominations of Messrs. Friedman, Ramey and Zeller and Ms. Lister for election as directors at the 2017 Annual General Meeting, the Board considered their valuable contributions to the Company’s success during their term of Board service.

6 PROPOSAL 1. ELECTION OF DIRECTORS

DIRECTOR NOMINEES

The table below sets forth the names, ages, classes and positions of the nominees who are standing for election at the meeting.

Name	Age	Class	Position
Robert L. Friedman	74	II	Independent Director
Cheryl-Ann Lister	60	II	Independent Director
Thomas C. Ramey	73	II	Independent Director
Wilhelm Zeller	72	II	Independent Director

Robert L. Friedman	Robert L. Friedman has served as a director since our inception. Since July 2012, Mr. Friedman has been a Senior Advisor of The Blackstone Group L.P. (“Blackstone”). From February 1999 to June 2012, he was a Senior Managing Director of that firm, and from January 2003 to August 2010 he was also its Chief Legal Officer. Prior to joining Blackstone, Mr. Friedman was a partner at Simpson Thacher & Bartlett LLP for 25 years, where he served as a senior member of that law firm’s mergers and acquisitions practice. Mr. Friedman is Chairman of the Board of Harrington Reinsurance Holdings Limited and serves as a director of YRC Worldwide Inc.

Cheryl-Ann Lister	Cheryl-Ann Lister was elected as a director in September 2008. Ms. Lister began her career in 1980 in the investment department of the Bank of N.T. Butterfield & Son Limited. From 1987 to 1992, she served as the manager of the investment department at Bermuda Commercial Bank. In 1992, she joined EBT Securities Limited, a privately held international investment trading company, and ultimately served as a director with responsibilities for the company’s operations in Bermuda and Brazil. From 1999 through 2006, Ms. Lister served in both the Chairperson and Chief Executive Officer roles at the Bermuda Monetary Authority, which is responsible for regulating and supervising financial institutions in Bermuda. Ms. Lister was a founding member and President of the Bermuda Society of Financial Analysts and served as a Governor for the Association of Investment Management and Research (now the CFA Institute). She also served as President of the International Society of Financial Analysts. Ms. Lister currently serves as a consultant to the Bermuda Ministry of Legal Affairs on matters relating to anti-money laundering and anti-terrorism financing, is the Chairperson of the National Anti-Money Laundering Committee and serves as a director of FIL Limited.

Thomas C. Ramey	Thomas C. Ramey was elected as a director in July 2009. Mr. Ramey was Chairman and President of Liberty International, a wholly owned subsidiary of Liberty Mutual Group, from 1997 to 2009. He also served as Executive Vice President of Liberty Mutual Group from 1995 through 2009. Prior to joining Liberty, he was President and Chief Executive Officer of American International Healthcare, a subsidiary of AIG, and founder and President of an international healthcare trading company. He is currently a trustee of the Brookings Institution. Mr. Ramey was formerly a Director of The Warranty Group, the International Insurance Society, the Coalition of Services Industries and Chairman of the International Fund for Animal Welfare. He was also formerly a member of the Chongqing, China Mayor’s International Advisory Council.

Wilhelm Zeller	Wilhelm Zeller was elected as a director in July 2009. From 1996 to June 2009, Mr. Zeller served as the Chairman of the Executive Board of Hannover Re. Prior to joining Hannover Re, he was a member of the Executive Board of Cologne Re from 1977 through 1995. In 1995, he was also a member of the Executive Council of General Re Corporation, the new principal shareholder of Cologne Re. From 1970 through 1977, Mr. Zeller served as the head of the Casualty Department and International Department Non-Life at Zurich Insurance Company. A NACD board leadership fellow, he currently is a corporate director and consultant, serving as a director of EIS Group Ltd. and Willis Towers Watson.

PROPOSAL 1. ELECTION OF DIRECTORS 7

Recommendation of the Board

The Board recommends that you vote “FOR” the election of these nominees.

DIRECTORS CONTINUING IN OFFICE

The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the meeting.

Name	Age	Class	Position
Albert A. Benchimol	59	III	Chief Executive Officer and President
Jane Boisseau	71	I	Independent Director
Michael A. Butt	74	I	Chairman of the Board of Directors
Charles A. Davis	68	I	Independent Director
Christopher V. Greetham	72	III	Independent Director
Maurice A. Keane	75	III	Independent Director
Henry B. Smith	68	III	Independent Director
Alice Young	66	I	Independent Director

Albert A. Benchimol	Albert A. Benchimol was appointed President and Chief Executive Officer of AXIS Capital Holdings Limited in May 2012 and has served as a director since January 2012. Mr. Benchimol joined the Company as Executive Vice President and Chief Financial Officer in January 2011. He formerly served as Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from April 2000 through September 2010, and Chief Executive Officer of PartnerRe Ltd.’s Capital Markets Group business unit from June 2007 through September 2010. Prior to joining PartnerRe, Mr. Benchimol was Senior Vice President and Treasurer at Reliance Group Holdings, Inc. for 11 years and was previously with the Bank of Montreal from 1982 to 1989.

Jane Boisseau	Jane Boisseau was elected as a director in December 2012. Ms. Boisseau is a former partner and Co-Chair of the Insurance Regulatory Department of the law firm Dewey & LeBoeuf LLP with substantial experience in a variety of insurance regulatory, compliance and transactional matters. She began her legal career in 1985 at LeBoeuf, Lamb, Leiby & MacRae, the predecessor firm to Dewey & LeBoeuf LLP. Ms. Boisseau holds a law degree from the New York University School of Law.

Michael A. Butt	Michael A. Butt has served as Chairman of the Board or a director since September 2002. Mr. Butt has over 50 years of insurance industry experience. From 1982 to 1986, Mr. Butt was the Chairman of Sedgwick Limited and Vice Chairman of the Sedgwick Group plc. From 1987 to 1992, Mr. Butt served as Chairman and Chief Executive Officer of Eagle Star Holdings plc and Eagle Star Insurance Company. From 1993 to 1998, Mr. Butt was Chief Executive Officer and President of Mid Ocean Limited. From 1998 to August 2002, Mr. Butt was a director of XL Capital Ltd. Mr. Butt also is a former director of the Farmers Insurance Group, BAT Industries and Instituto Nazionale delle Assicuranzioni. Mr. Butt also was the Chairman of the Association of Bermuda Insurers and Reinsurers from January 2008 through December 2009. In 2011, Mr. Butt was appointed as an Officer of the Order of the British Empire to commemorate his distinguished contributions toward the building of the Bermuda reinsurance industry.

Charles A. Davis

Charles A. Davis has served as a director since our inception. Since June 2005, Mr. Davis has been a member and the Chief Executive Officer of Stone Point Capital LLC (“Stone Point”). From 1998 until May 2005, he was with MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc., serving as the Chief Executive Officer from 1999 to 2005 and Chairman from 2002 to 2005. He also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004. Prior to

8 PROPOSAL 1. ELECTION OF DIRECTORS

joining MMC Capital in 1998, Mr. Davis spent 23 years at Goldman, Sachs & Co., where, among other positions, he served as head of Investment Banking Services worldwide, head of the Financial Services Industry Group, a General Partner, a Senior Director and a Limited Partner. Mr. Davis also is a director of The Hershey Company and The Progressive Corporation.

Christopher V. Greetham	Christopher V. Greetham has served as a director since October 2006. From 1996 to 2006, he served as Chief Investment Officer of XL Capital Ltd. From 1982 to 1996, Mr. Greetham was Chief Financial Officer of OIL Insurance Ltd. and President of OIL Investment Corporation Ltd. Between 1975 and 1982, Mr. Greetham served as an investment analyst and a portfolio manager at Bankers Trust Company.

Maurice A. Keane	Maurice A. Keane has served as a director since September 2002. Mr. Keane formerly was the Group Chief Executive Officer of the Bank of Ireland, a position he held from 1998 until 2002. He was Deputy Group Chief Executive Officer from 1991 through 1997, having been a Managing Director since 1983. He was a member of the National Pension Reserve Fund Commission from February 2007 until December 2014. He served as a director of Irish Bank Resolution Corporation Limited (formerly Anglo Irish Bank Corporation Limited) from the time of its nationalization in January 2009 until February 2013.

Henry B. Smith	Henry B. Smith has served as a director since May 2004. Mr. Smith served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006. Mr. Smith is the former Chief Executive Officer of the Bank of Bermuda Limited, a position he held from March 1997 until March 2004. He joined the Bank of Bermuda in 1973 as a management trainee and held various senior positions within the Bank of Bermuda, including Executive Vice President and Chief Operations Officer, Executive Vice President, Europe and Senior Vice President and General Manager, Retail Banking.

Alice Young	Alice Young was elected as a director in February 2013. She is the founder of Alice Young Advisory LLC and has extensive experience advising multinational entities and entrepreneurs on their business and investment activities in the United States and Asia. From 1994 until her retirement in 2015, Ms. Young served as a partner at the international law firm Kaye Scholer LLP and also as Chairperson of the firm’s Asia Pacific practice. Ms. Young also serves as a member of the Board of Directors and on the Executive and Examining Committees of Mizuho Trust & Banking Co. (USA); as a Lifetime Trustee of the Aspen Institute and Trustee of The Asia Foundation; and as an Associate Fellow of Davenport College, Yale University. Ms. Young is also a member of the Council on Foreign Relations, Committee of 100, the US-China Business Council, Japan Society and NY Women’s Forum.

PROPOSAL 1. ELECTION OF DIRECTORS 9

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE HIGHLIGHTS

Corporate governance is an area of significant focus for our Board and is a critical component to our success in driving sustained shareholder value. Highlights of our corporate governance standards are provided below:

✓	Majority vote standard for election of directors. Each director must be elected by a majority of votes cast, not a plurality.

✓	No “over-boarding”. None of our directors serve on the board of directors of more than three other publicly-held corporations.

✓	Shareholder engagement. We engage with our shareholders to better understand their perspectives.

✓	Regular Board and committee self-evaluation process.

✓	No hedging the economic risk of owning AXIS stock or pledging of AXIS stock for loans or other obligations.

✓	Independent lead director.
✓	Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting.

✓	Majority independent Board. Our Board comprises all independent directors, except for our CEO and Chairman.

✓	Independent Audit, Compensation and Corporate Governance and Nominating Committees.

✓

Robust Code of Business Conduct. AXIS is committed to operating our business with the highest level of ethical conduct and has adopted a Code of Business Conduct that applies to all employees and officers as well as the Board of Directors. Our Code of Business Conduct is available at www.axiscapital.com.

DIRECTOR INDEPENDENCE

Our Board currently consists of 12 directors, of whom 10 are independent directors. The Board has affirmatively determined that each of Messrs. Davis, Friedman, Greetham, Keane, Ramey, Smith and Zeller and Mses. Boisseau, Lister and Young is independent as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines. Mr. Benchimol serves as our Chief Executive Officer and President and therefore is not independent. Similarly, because Mr. Butt was an employee of the Company until his May 3, 2012 retirement and also is a consultant to us, he is not independent under the NYSE listing standards. Mr. Butt continues to serve as Chairman of the Board in his capacity as a non-management director. The Board has made these determinations based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors.

With respect to Mr. Charles A. Davis, the Board reviewed his current relationship with Stone Point, assets that we currently have under management with affiliates of Stone Point and contracts for services we have with affiliates of Stone Point. The Board determined that none of these relationships constitute a material relationship with us as defined in the listing standards of the NYSE. For more details about this relationship and transactions, see “Certain Relationships and Related Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Chairman, Mr. Butt, received $578,560 in consulting fee payments in 2016 pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012, as amended December 5, 2013, December 5, 2014 and January 15, 2016. The consulting agreement was further amended on December 8, 2016 to extend the term of the agreement to the Company’s 2018 Annual General Meeting for an annual fee of $500,000.

Mr. Davis is the Chief Executive Officer of Stone Point. In the ordinary course of business, we have contracted with StoneRiver RegEd Inc., an affiliate of Stone Point, for broker and adjuster licensing, appointment and compliance services and SKY Harbor Capital Management, LLC, also an affiliate of Stone Point, for asset management services for certain of our short duration high yield debt portfolios. In 2016, we paid $579,739 to StoneRiver RegEd Inc. and $2,997,778 to SKY Harbor Capital Management, LLC for their respective services. Additionally, we currently have $30 million committed to the NXT Capital Senior Loan Fund II and $30 million committed to the NXT Capital Senior Loan Fund III (the “NXT Funds”). The manager of the NXT Funds is an indirect subsidiary of NXT Capital Holdings, L.P. (“NXT Capital”). Stone Point, through an affiliated fund, owns approximately 45% of NXT Capital. During 2016, fees paid to NXT Capital totaled $913,357.

10 CORPORATE GOVERNANCE

Policies and Procedures for Transactions with Related Persons. We analyze all transactions in which AXIS participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors, director nominees or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts promptly to our General Counsel.

In addition to the reporting requirements under the Code of Business Conduct, to identify related person transactions, each year we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. Any potential related person transactions are reviewed by our Corporate Governance and Nominating Committee, which pursuant to its charter is responsible for reviewing and approving any proposed transaction with any related person.

BOARD COMMITTEES

Our Board maintains Audit, Compensation, Corporate Governance and Nominating, Finance, Risk and Executive Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines, are available on our website at www.axiscapital.com. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by our Board in within the meaning of the NYSE listing standards, applicable SEC regulations and our Corporate Governance Guidelines.

Name	Audit	Compensation	Corporate Governance and Nominating	Finance	Risk	Executive	Independent Director
Mr. Benchimol					Member	Member
Ms. Boisseau	Member	Member	Member				X
Mr. Butt						Member
Mr. Davis				Chair		Member	X
Mr. Friedman				Member			X
Mr. Greetham		Member		Member	Chair		X
Mr. Keane	Member		Member		Member		X
Ms. Lister			Chair		Member		X
Mr. Ramey	Chair	Member					X
Mr. Smith	Member	Chair	Member			Chair	X
Ms. Young	Member		Member		Member		X
Mr. Zeller				Member	Member		X
2016 Meetings	8	5	4	4	4	0

Audit Committee. The Audit Committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit functions and independent auditors. The Committee appoints, retains and determines the compensation for our independent auditors, pre-approves fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent as defined in the listing standards of the NYSE, our Corporate Governance Guidelines and under the Exchange Act. Our Board has determined that Mr. Ramey qualifies as an audit committee financial expert pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Compensation Committee. The Compensation Committee establishes compensation for our Chief Executive Officer and certain other executives in light of our established corporate performance goals and makes recommendations to our Board with respect to overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. Each member of this Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and is independent as defined in the listing standards of the NYSE.

CORPORATE GOVERNANCE 11

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of our Board committees, overseeing the annual evaluation of the Board and its committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. Each member of this Committee is a non-management director and is independent as defined in the listing standards of the NYSE.

Finance Committee. The Finance Committee oversees the finance function of the Company, including the investment of funds and financing facilities. It also is responsible for establishing our investment policies and guidelines, reviewing the selection of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants.

Risk Committee. The Risk Committee assists the Board in its oversight of risks to which the Company is exposed and to monitor our compliance with our aggregate risk standards and risk appetite. The Risk Committee also evaluates compensation practices to determine whether our policies and plans are consistent with the Company’s risk framework and do not encourage excessive risk taking.

Executive Committee. The Executive Committee may exercise the authority of the Board when the entire Board is not available to meet, except in cases where the action of the entire Board is required by our memorandum of association, our bye-laws or applicable law.

MEETINGS OF THE BOARD AND ITS COMMITTEES

Pursuant to our Corporate Governance Guidelines, we expect directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting, absent exigent circumstances. Our Board met six times during the year ended December 31, 2016. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served (during the period that each director served on the Board or such committee(s)). All of our directors attended our 2016 Annual General Meeting.

MEETINGS OF NON-MANAGEMENT DIRECTORS

The Board believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. In 2016, as part of the agenda for each of the five regularly-scheduled Board meetings, the independent directors met in executive session with the Lead Independent Director presiding at such meetings.

LEAD INDEPENDENT DIRECTOR

The Board believes that the role of Lead Independent Director enhances effective governance. Mr. Smith currently serves as Lead Independent Director. In addition to presiding at executive sessions of the non-management directors as well as all meetings at which the Chairman is not present, the Lead Independent Director’s duties include:

•	providing input on meeting scheduling, agendas and information that is provided to the Board;

•	acting as a liaison between the independent directors and the Chairman;

•	recommending, as appropriate, that the Board retain consultants who will report directly to the Board; and

•	consulting and communicating with major shareholders on a per request basis.

BOARD LEADERSHIP STRUCTURE

The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depends upon a company’s particular circumstances at a given point in time. For our Company, the Board currently believes that separating the Chief Executive Officer and

12 CORPORATE GOVERNANCE

Chairman positions is the appropriate leadership structure and is in the best interests of our shareholders. In addition, the Board also believes that AXIS’ leadership structure does not affect the Board’s role in risk oversight of the Company. Accordingly, Mr. Butt serves as our Chairman of the Board, while Mr. Benchimol serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, Mr. Butt’s attention to Board and committee matters allows Mr. Benchimol to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic opportunities and planning.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2016, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.

CONSIDERATION OF DIRECTOR NOMINEES

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders to be nominated to our Board for election at the Annual General Meeting. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that such shareholder submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting for the preceding year; provided, that, if the date of the annual general meeting is moved more than 30 days before or after the anniversary date of the annual general meeting for the preceding year, the deadline for giving written notice of the submission to our Secretary will instead be a reasonable time before we begin to print and mail our proxy materials. The notice must include:

•	the name, age and business and residence addresses of the candidate;

•	the principal occupation or employment of the candidate;

•	the number of common shares or other securities of the Company beneficially owned by the candidate;

•	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

•	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our share register and the number of our common shares beneficially owned by the shareholder.

COMMUNICATIONS WITH BOARD OF DIRECTORS

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

RISK GOVERNANCE AND RISK MANAGEMENT ORGANIZATION

The key elements of our governance framework, as it relates specifically to risk management, are described below.

Board of Directors’ Level

The Risk Committee of the Board (“Risk Committee”) assists the Board of Directors in overseeing the integrity and effectiveness of our enterprise risk management framework, and ensuring that our risk assumption and risk

CORPORATE GOVERNANCE 13

mitigation activities are consistent with that framework. The Risk Committee reviews, approves and monitors our overall risk strategy, risk appetite and key risk limits and receives regular reports from the Group Risk Management function (“Group Risk”) to ensure any significant risk issues are being addressed by management. The Risk Committee further reviews, with management and Internal Audit, the Group’s general policies and procedures and satisfies itself that effective systems of risk management and controls are established and maintained. Among its other responsibilities, the Risk Committee also reviews and approves our annual Own Risk and Solvency Assessment (“ORSA”) report. The Risk Committee assesses the independence and objectivity of our Group Risk function, approves its terms of reference and reviews its ongoing activities.

Following a recommendation by the Chief Executive Officer, the Risk Committee also conducts a review and provides a recommendation to the Board of Directors regarding the appointment and/or removal of the Chief Risk and Actuarial Officer. The Risk Committee meets with the Chief Risk and Actuarial Officer in separate executive session on a regular basis.

The Finance Committee of our Board oversees the Group’s investment of funds and adequacy of financing facilities. This includes approval of the Group’s strategic asset allocation plan. The Audit Committee of our Board, which is supported by our internal audit function, is responsible for overseeing internal controls and compliance procedures and also reviews with management and the Chairman of the Risk Committee the Group’s guidelines and policies regarding risk assessment and risk management.

Group Executive Level

Our management Executive Committee formulates our business objectives and risk strategy within the overall risk appetite set by our Board. It allocates capital resources and sets limits across the AXIS group of companies (“the Group”), with the objective of balancing return and risk. While the management Executive Committee is responsible overall for risk management, it has delegated some authority to the executive level Risk Management Committee (“RMC”):

The RMC is responsible for overseeing the integrity and effectiveness of the Group’s Enterprise Risk Management (“ERM”) framework, and ensuring that the Group’s risk assumption and risk mitigation activities are consistent with that framework, including a review of the annual business plan relative to our risk limits. In addition to the RMC there is an established framework of separate yet complementary management committees and subcommittees, focusing on particular aspects of ERM including the following:

•

The Investment and Finance Management Committee oversees the Group’s investment activities by, among other things, monitoring market risks, the performance of our investment managers and the Group’s asset-liability management, liquidity positions and investment policies and guidelines. The Investment and Finance Management Committee also prepares the Group’s strategic asset allocation and presents it to the Finance Committee of the Board for approval.

•	The Reinsurance Security Committee (“RSC”) sets out the financial security requirements of our reinsurance counterparties and approves reinsurance counterparties, as needed.

•	The Internal Model Committee oversees the Group’s Internal Model framework, including the key model assumptions, methodology and validation framework.

•

The Cyber Risk Committee oversees the Group’s Cyber Risk Framework including the development of a cohesive risk governance plan for the internal controls and risk aggregation of cyber risks across the Company.

•	The Emerging Risks Committee oversees the processes for identifying, assessing and monitoring current and potential emerging risks.

Group Risk Management Organization

As a general principle, management in each of our business units is responsible in the first instance for both the risks and returns of its decisions. Management is the ‘owner’ of risk management processes and is responsible for managing our business within defined risk limits.

Our Chief Risk and Actuarial Officer reports to our Chief Executive Officer and the Chairman of the Board Risk Committee, leads our independent Group Risk function, and is responsible for oversight and implementation of the Group’s ERM framework as well as providing guidance and support for risk management practices. Group

14 CORPORATE GOVERNANCE

Risk is responsible for developing methods and processes for identifying, measuring, managing and reporting risk. This forms the basis for informing the Risk Committee and RMC of the Group’s risk profile. Group Risk develops our risk management framework and oversees the adherence to this framework at the Group and operating entity level. Our Chief Risk and Actuarial Officer regularly reports risk matters to the Chief Executive Officer, management Executive Committee, RMC and the Risk Committee.

Internal Audit, an independent, objective function, reports to the Audit Committee of the Board on the effectiveness of our risk management framework. This includes assurance that key business risks have been adequately identified and managed appropriately and that our system of internal control is operating effectively. Internal Audit also provides independent assurance around the validation of our internal capital model and coordinates risk-based audits, compliance reviews, and other specific initiatives to evaluate and address risk within targeted areas of our business.

Our risk governance structure is further complemented by our Legal Department which seeks to mitigate legal and regulatory compliance risks with support from other departments. This includes ensuring that significant developments in law and regulation are observed and that we react appropriately to impending legislative and regulatory changes and applicable court rulings.

CODE OF BUSINESS CONDUCT AND CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines which, along with our Code of Business Conduct and the charters of the committees of our Board of Directors, provide a framework for the corporate governance of the Company addressing matters such as director qualification standards, director responsibilities and duties and compensation of our directors. Our Corporate Governance Guidelines and our Code of Business Conduct apply to all of our directors, officers and employees, including our Chief Executive Officer and President, our Chief Financial Officer and our Controller and are available on our website at www.axiscapital.com. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board or the Corporate Governance and Nominating Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the NYSE.

CORPORATE GOVERNANCE 15

PRINCIPAL SHAREHOLDERS

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of March 1, 2017 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided by these individuals:

•	Each person or group known to us to be the beneficial owner of more than 5% of our common shares

•	Each of our directors

•	Each of our NEOs

•	All of our directors and executive officers as a group

Directors and Executive Officers	Number of Common Shares (1)	Percent of Outstanding Common Shares (1)
Albert A. Benchimol	213,164	*
Jane Boisseau	10,364	*
Michael A. Butt	965,956	1.12%
Charles A. Davis	4,410	*
Robert L. Friedman	54,797	*
Christopher V. Greetham	24,949	*
Maurice A. Keane	99,273	*
Cheryl-Ann Lister	24,647	*
Thomas C. Ramey	12,276	*
Henry B. Smith	46,559	*
Alice Young	5,570	*
Wilhelm Zeller	8,733	*
Christopher N. DiSipio	69,741	*
Joseph C. Henry	48,869	*
John D. Nichols	135,320	*
Peter W. Wilson	18,549	*
All directors and executive officers as a group (16 persons)	1,626,800	1.89%
Other Shareholders
BlackRock, Inc. (2)	6,766,797	7.70%
FMR LLC and related entities (3)	6,970,004	7.88%
Pzena Investment Management, LLC (4)	4,820,702	5.50%
The Vanguard Group (5)	7,807,088	8.95%
Vulcan Value Partners, LLC (6)	7,943,531	8.98%

*	Less than 1%

(1)	Unless otherwise indicated, the number of common shares beneficially owned and percentage ownership are based on 86,117,957 common shares outstanding as of March 1, 2017. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist.

(2)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 2 to the Schedule 13G/A filed on January 19, 2017 by BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10022, and includes common shares beneficially owned as of December 31, 2016. BlackRock has sole voting power over 5,774,073 common shares and sole dispositive power over 6,766,797 common shares.

(3)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 13 to the Schedule 13G/A filed on February 14, 2017 by FMR LLC, 245 Summer Street, Boston Massachusetts, 02210, and includes common shares beneficially owned as of December 31, 2016. FMR LLC has sole voting power over 755,104 common shares and sole dispositive power over 6,970,004 common shares; Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC and has sole dispositive

16 PRINCIPAL SHAREHOLDERS

power over 6,970,004 common shares; Fidelity Low-Priced Stock Fund has sole voting power over 6,199,700 common shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(4)

The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 2 to the Schedule 13G/A filed on February 6, 2017 by Pzena Investment Management, LLC (“Pzena”), 320 Park Avenue, 8th Floor, New York, NY 10022, and includes common shares beneficially owned as of December 31, 2016. Pzena has sole voting power over 1,733,528 common shares and sole dispositive power over 4,820,702 common shares.

(5)	The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 2 to Schedule 13G/A filed on February 10, 2017 by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, and includes common shares beneficially owned as of December 31, 2016. Vanguard has sole voting power over 75,392 common shares and sole dispositive power over 7,807,088 common shares.

(6)	The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 1 to Schedule 13G/A filed on February 14, 2017 by Vulcan Value Partners, LLC (“Vulcan”) and Mr. C. T. Fitzpatrick, Chief Executive Officer/Chief Investment Officer/Principal of Vulcan, Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, AL 35223, and includes common shares beneficially owned as of December 31, 2016. Vulcan has sole voting power over 7,200,823 common shares and sole dispositive power over 7,943,351 common shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the common shares and other equity securities of the Company. Under SEC rules, we must be furnished with copies of these reports.

Based on our review of these reports, we believe that all of our directors, executive officers and shareholders who are required to file reports filed all of such reports on a timely basis during the year ended December 31, 2016 with the exception of a single Form 4 fling on behalf of Mr. Butt regarding one transaction, which was subsequently filed one business day after the required filing date.

PRINCIPAL SHAREHOLDERS 17

EXECUTIVE OFFICERS

The table below sets forth certain information concerning our current executive officers:

Name	Age	Position
Albert A. Benchimol (1)	59	Chief Executive Officer, President and Director
Christopher N. DiSipio	54	Chief Executive Officer, AXIS Accident & Health
Joseph C. Henry	64	Chief Financial Officer
Jan Ekberg	60	Interim Chief Executive Officer, AXIS Re
Peter W. Wilson	57	Chief Executive Officer, AXIS Insurance

(1)	Mr. Benchimol’s biography is available under “Directors Continuing in Office”.

Christopher N. DiSipio	Christopher N. DiSipio has been Chief Executive Officer of AXIS Accident & Health since February 2009 and has served as an Executive Officer since September 2012. Mr. DiSipio develops and implements our Accident & Health strategy worldwide. He has over 30 years of experience in the insurance industry, specifically in the Accident & Health business. Prior to joining AXIS, he had been with the Chubb Corporation since 1999, most recently as the Chief Operating Officer and Senior Vice President for Life, Accident & Health. Mr. DiSipio began his insurance career in 1984 as an underwriter with CNA Insurance Company, where he helped start and subsequently led the company’s International Accident & Health Division.

Jan Ekberg	Jan Ekberg serves as Interim CEO of AXIS Re, previously serving as President and Chief Underwriting Officer of AXIS Re Europe. He has spent more than 40 years in the (re)insurance industry, with over 20 years of experience of managing underwriting business units. Mr. Ekberg joined AXIS Re Europe in 2004 shortly after its formation and has been integral to establishing AXIS Re Europe as a leading international reinsurer. During his tenure at AXIS, he has led the Property Risk team and the Engineering team. Before joining AXIS, Mr. Ekberg served in various underwriting and management positions at Nordisk Re in Copenhagen, Employers Re and GE Frankona in Munich. He spent the first nine years of his career in primary insurance.

Joseph C. Henry	Joseph C. Henry joined the Company as Chief Financial Officer in June 2012. He previously had served as Executive Vice President and Chief Financial Officer of XL Insurance since 2006. From 2003 to 2006, Mr. Henry was the Global Controller for XL Global Services and also served as the interim Corporate Controller for XL Capital from 2005 to 2006. Prior to joining XL, he held various senior leadership positions at Meadowbrook Insurance Group including Chief Operating Officer and Chief Financial Officer. Mr. Henry began his career at KPMG where he became an Audit Partner before leaving to join the Hanover Insurance Companies as its Chief Financial Officer and Treasurer in 1987.

Peter W. Wilson	Peter W. Wilson was appointed Chief Executive Officer of AXIS Insurance in April 2014. He joined AXIS in May 2013 as President of U.S. Insurance. Prior to joining the Company, Mr. Wilson served as President and Chief Operating Officer for CNA Specialty, a unit of CNA Financial Corporation, which is focused on professional and management liability, healthcare, surety and other specialized insurance products and services. During his more than 20-year tenure with CNA Financial Corporation, Mr. Wilson served in a number of leadership positions and had management responsibility for a diverse group of business units operating both in the U.S. and internationally. Prior to CNA, he served as an Executive Vice President at AIG, where he managed AIG’s commercial public D&O business in the U.S.

18 EXECUTIVE OFFICERS

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in this proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation paid to our named executive officers as disclosed below. The language of the resolution, commonly known as a “Say on Pay” proposal, is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding our NEOs presented in the Compensation Discussion and Analysis section below as well as the discussion regarding the Compensation Committee and Compensation Committee Process, also below.

The Board has currently adopted a policy providing for annual Say on Pay advisory votes and the Company has included Proposal 3 relating to Say on Pay Frequency in this year’s proxy statement. Assuming the shareholders approval annual Say on Pay advisory votes in accordance with the Board’s recommendation, the next Say on Pay vote will occur in 2018.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval of the compensation paid to our NEOs.

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION 19

PROPOSAL 3. NON-BINDING VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in the proxy statement a separate resolution subject to shareholder vote to determine, in a non-binding vote, whether a shareholder vote to approve the compensation of our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 2) should occur every one, two or three years.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for AXIS at this time, and therefore our Board of Directors recommends that you vote for future advisory votes on executive compensation to occur annually.

In formulating its recommendation, our Board of Directors recognized that the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance. However, because executive compensation disclosures are made annually, the Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct and immediate input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for AXIS, and we look forward to hearing from our shareholders on this proposal.

Recommendation of the Board

The Board recommends that you vote “ONE YEAR” with respect to the vote to determine the frequency of shareholder votes on executive compensation. However, notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

20	PROPOSAL 3. NON-BINDING VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis section which follows explains the Company’s executive compensation program as it relates to our named executive officers (the “NEOs”) whose compensation information is presented in the tables following this discussion in accordance with SEC rules. Our NEOs for 2016 were:

Name	Title
Albert A. Benchimol	Chief Executive Officer and President (“CEO”)
Christopher N. DiSipio	Chief Executive Officer, AXIS Accident & Health
Joseph C. Henry	Chief Financial Officer (“CFO”)
John D. Nichols[1]	Former Chief Executive Officer, AXIS Reinsurance
Peter W. Wilson	Chief Executive Officer, AXIS Insurance

(1)	On February 14, 2017, the Company announced that John D. Nichols provided notice of his voluntary resignation effective March 31, 2017.

EXECUTIVE SUMMARY

2016 Business Highlights

For AXIS, 2016 was a year of achievement of numerous key objectives and continued progress in pursuing the following four strategic initiatives previously established by our CEO:

•	Focusing our resources and efforts on the businesses where we have strengths and where the market offers us opportunities for profitable growth

•	Increasing our investments in data and analytics

•	Expanding our strategic partnerships and positioning AXIS as the company that best matches risk to the most appropriate capital

•	Improving the effectiveness and efficiency of our operating platforms and processes

Financially, 2016 was a year of solid profitability despite competitive markets and a difficult interest rate environment. Gross premiums written increased by $366 million, or 8.0%, to $5.0 billion (10.0% on a constant currency basis2). We also grew our book value and delivered strong operating results. We continued our practice of managing our capital for the benefit of our shareholders. During the year, we increased our dividend by 9.0% and returned $644 million to our shareholders through common dividends and share repurchases. AXIS finished the year with net income available to common shareholders of $465 million or $5.08 per diluted common share. Additionally, diluted book value per share, or DBVPS, increased year over year by 8.0% to $58.27 per share and we achieved a return on average common equity, or ROACE, of 9.0%. For 2016, our value creation, or growth in DBVPS adjusted for dividends was 10.0%. With respect to the financial metrics used within our executive incentive plans, as described in more detail below, AXIS achieved an annual OROACE of 7.9%, as compared to our 2016 OROACE target of 9.0%. In addition, we grew our three year DBVPS adjusted for dividends by 42.2% compared to 34.7% for our peer group median as of September 30, 2016, our annual measurement date for this metric.

Our cumulative total shareholder return (stock price appreciation plus dividends) for the one, three and five-year periods ended in 2016 was 19%, 47% and 131%, respectively, compared to 12%, 29% and 98%, respectively, for the S&P 500 Index and 16%, 47% and 144%, respectively, for the S&P P&C Insurance Index.

As for our Company non-financial objectives, the following are among the highlights of our achievements during 2016 in advancing our strategic initiatives and were considered in evaluating the non-financial performance of our NEOs:

•

Acquisitions and Investments. We successfully completed multiple strategic investments and announced the acquisition a premier European specialty aviation insurer and reinsurer, Aviabel, increasing the Company’s scale and relevance in the global aviation market.

(2)	Amounts presented on a constant currency basis are “non-GAAP” financial measures as defined in Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to prior year amounts.

COMPENSATION DISCUSSION AND ANALYSIS 21

•

Capital Allocation. We maintained discipline by allocating resources and capital that are consistent with our objective to have relevance, scale and profitability where we have the best opportunity to drive profitable growth.

•

Launch of Harrington Re Ltd. The Company received the “Transaction of the Year” award from Insurance Day magazine for the launch of Harrington Re Ltd., a new reinsurer jointly sponsored by the Company and The Blackstone Group L.P. and a key element in our alternative capital strategy.

•	Data and Analytics. The Company invested in technology to yield a deeper understanding of the risks that we underwrite to provide for a stronger, more balanced portfolio overall.

•	Share Repurchases and Dividends. We returned $644 million to shareholders in the form of share repurchases and common dividends in 2016.

•

Capital Structure. We issued $550 million of 5.5% Series E preferred shares with the intention of using a portion of the net proceeds from the offering to redeem or repurchase all $400 million of our outstanding 6.875% Series C preferred shares.

•	Operating Platform. We continue to improve our operating platform, both enhancing client service and lowering expenses.

•	Geographic Expansion. We extended our geographic reach by expanding our presence in Dubai and preparing for the launch of our Miami office to address the Latin American market.

•

Marketing and Communications. We established an integrated marketing communications function with the goal of enhancing our marketing platforms and assets, increasing our visibility in traditional and social media and elevating our profile as a leader in specialty risk.

•

Talent Initiatives. The Company increased its investment in recruiting, developing and retaining our talent attracting senior-level professionals across a wide range of specializations, from actuarial to underwriting and business development.

Strong Link Between Pay and Performance

Based on the Company’s financial results, business unit performance, the achievements and progress against strategic initiatives discussed above and the leadership demonstrated by each of our NEOs, the Compensation Committee approved the following with respect to the 2016 performance year:

•	Bonuses awarded to our NEOs ranging between 93% and 107% of target

•	Equity grants for our NEOs granted at 100% of target, with vesting for 50% of the awards subject to satisfying Company specified performance conditions

•	No change to base salaries in 2016 for our NEOs

Key Features of our Executive Compensation – Best Pay Practices

Highlighted below are compensation practices we maintained in 2016 to drive Company performance and align the interests of the Company’s executives with its stockholders:

✓	Fixed-dollar equity targets. Equity targets are based on target dollar amount, not a fixed number of shares or units, allowing for closer targeting of market pay levels.

✓	Equity awards split between performance-vesting and time-vesting awards. Equity targets for our NEOs and other senior executives are split evenly between performance-vesting and time-vesting awards.

✓	Stock ownership guidelines. We maintain stock ownership guidelines that apply to our senior executives and directors to encourage a long-term focus in managing our business.
✓	No tax gross-ups. The employment agreements for our NEOs do not contain excise tax gross-up provisions and we do not provide other tax gross-ups beyond what is generally available for all employees.

✓	Independent compensation consultant. Our Compensation Committee engages an independent compensation consultant that reports directly to them.

✓

Cash-settlement for a portion of equity awards. Implemented cash-settlement at vesting for 50% of each equity award, excluding awards to our NEOs, in order to reduce the overall number of equity awards utilized, or burn rate, under our equity plan.

22 COMPENSATION DISCUSSION AND ANALYSIS

✓	No individual executive retirement plans.

✓

All equity awards adjust based on performance. Our performance-vesting equity awards are adjusted at the time of vesting and our time-vesting equity awards are adjusted at the time of grant, in both cases based on growth in diluted book value per share over a three-year period as compared to our peers.

✓

Double-trigger in the event of a change-in-control. We replaced “single-trigger” change-in-control vesting provisions within our equity program to ensure that awards will only vest automatically upon a change in control of the Company if the employee is subsequently terminated.

✓

No hedging or pledging of AXIS stock. Our Insider Trading Policy prohibits all employees and directors from hedging the economic risk of owning AXIS stock or pledging AXIS stock for loans or other obligations.

✓	Clawback Policy. Our executive compensation Clawback Policy allows us to recoup compensation paid to our NEOs under certain circumstances.

✓	Limited executive perquisites.

EXECUTIVE COMPENSATION PHILOSOPHY

We are a global insurer and reinsurer, with our mission being to provide our clients and distribution partners with a broad range of risk transfer products and services and meaningful capacity, backed by excellent financial strength. Accordingly, it is critical that we recruit, retain and motivate the best talent in the global marketplace. To achieve these goals, we have designed our executive compensation programs to retain and reward leaders who create long-term value for our shareholders. The combination of fixed and variable compensation that we pay to our NEOs is structured to reward above-median performance with above-median levels of compensation and conversely, to provide below-median compensation for below-median performance. A large portion of our NEOs’ compensation is variable, or “at risk”, and consists of annual incentive awards and long-term equity awards, while the fixed component of their compensation is designed to reflect their significant level of responsibility and overall contributions to our success. In addition to leading the Company’s day-to-day underwriting and operating activities, our NEOs manage and lead a team of senior professionals that we believe is one of the strongest teams in our industry. The significant diversity of our operations and successful management of these operations ultimately serve to maintain our capital and drive long-term shareholder returns. Therefore, we have designed our NEOs’ compensation to reflect this situation, both to compensate them for the functions they perform and to ensure that their compensation is connected to the successes attributable to their skills and responsibilities. The primary consideration for our compensation decisions continues to be the assessment of our overall financial performance based on certain short-term and long-term financial metrics. For 2016, our incentive compensation programs were tied to Company financial performance and both Company and individual non-financial performance.

Company and Business Unit Financial Metrics

The financial metrics against which we measure our Company performance are OROACE and growth in DBVPS adjusted for dividends as compared to our peer group. We believe OROACE represents an appropriate short-term measure as it reflects the rate of return the Company is earning on its capital and surplus. Generally, the higher the return, the greater use the Company is making of the funds invested by its shareholders, assuming risk is measured and managed appropriately. As for our long-term Company financial performance measure, we use growth in DBVPS adjusted for dividends as compared to our peers, as we believe that the evidence demonstrates that this measure best reflects long-term financial success for insurers and reinsurers. Each year, the Compensation Committee sets a target OROACE after considering the Company’s business plan and market conditions for the current year. Under our growth in DBVPS metric, “target” performance is achieved only if the Company achieves growth at or above the 60th percentile of our peer group. Under our 2014 Executive Annual Incentive Plan (the “2014 Annual Incentive Plan”), we use OROACE as the sole Company financial performance metric. Additionally, our 2014 Annual Incentive Plan incorporates a business unit financial metric to further enhance the pay-for-performance linkage for our business unit CEOs. Similarly, the growth in DBVPS metric is the sole Company financial performance measure under our equity program.

Company and Individual Non-Financial Metrics

Our CEO establishes the Company’s non-financial objectives, as described under the “2016 Business Highlights” section above. Our CEO evaluates and makes a recommendation to the Compensation Committee on the

COMPENSATION DISCUSSION AND ANALYSIS 23

performance of the NEOs against these objectives. The Compensation Committee in turn reviews the individual performance of each NEO, considers the recommendations from our CEO (except with regard to his own individual performance) and makes a final determination for this element of each NEO’s compensation.

COMPENSATION COMMITTEE PROCESS

Under our Compensation Committee’s charter, the Committee sets the CEO’s annual compensation after evaluating his performance relative to corporate goals and objectives set by the Committee each year. The Compensation Committee also has the authority to:

•	approve initial offers of employment for senior executives;

•	make recommendations to the Board regarding compensation programs and policies affecting our executives as well as our other employees;

•	make recommendations on the form and amount of director compensation;

•	approve all equity awards to our senior executives and establish the pool for all other equity awards; and

•	approve the design of our incentive and equity compensation plans and any changes or amendments to those plans.

Our Compensation Committee generally receives proposals and information from our Chief Human Resources Officer, our CEO and the Committee’s independent consultant for their consideration regarding executive compensation and director compensation. The Compensation Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but to date has not done so.

At the beginning of each calendar year, our Compensation Committee:

•	reviews the incentive plan results from the prior year;

•	approves equity awards and incentive cash payments for prior-year performance;

•	makes final determinations regarding salaries for the current year;

•	approves the Compensation Committee’s report for our proxy statement or Form 10-K;

•	establishes the performance goals under the incentive plans for the current year;

•	reviews the performance of the Committee’s independent consultant; and

•	conducts a self-assessment.

Mid-year, the Compensation Committee reviews our independent compensation consultant’s report regarding our executive compensation program and reviews our employee compensation programs. In the fall of every year, the Compensation Committee reviews our director compensation program, approves any needed changes to the director compensation program and conducts a preliminary assessment of our performance for the year. Our Compensation Committee generally meets at the end of each calendar year to make preliminary decisions regarding the salaries for the next calendar year and to determine the equity awards and incentive cash payments that will be made at the beginning of the next calendar year, subject to final year-end results. In February of the following year, and before any awards are distributed, the Compensation Committee considers the final audited year-end financial results and either confirms or adjusts the preliminary awards accordingly based upon their review.

RISK MANAGEMENT AND COMPENSATION

In line with the Company’s requirements for managing compensation risk, the Compensation Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. The Compensation Committee believes that AXIS’ executive compensation program does not encourage inappropriate risk-taking. Specifically, the annual incentive and equity pool under the Company’s cash incentive and equity plans are tied to our OROACE and growth in DBVPS, respectively, which ensures that our shareholders’ short and long-term interests are at the forefront of decision-making for our employees and NEOs.

24 COMPENSATION DISCUSSION AND ANALYSIS

Additionally,

•

our Compensation Committee retains downward discretion in overseeing our compensation programs, such that meaningful reductions in compensation are possible if our financial results do not meet our expectations, as was the case in 2011 when no annual bonuses were paid to our NEOs, or if our risk management policies or tolerances have been breached;

•	our executive compensation Clawback Policy ensures that our executives are not inappropriately rewarded in the event that we are required to restate our financial results;

•	our stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders;

•	the Chairman of our Compensation Committee meets annually with our Risk Committee to review the Company’s compensation policies;

•	the Chairman of our Risk Committee is also a member of our Compensation Committee; and

•	our Compensation Committee retains an independent compensation consultant, apart from any consultant retained by management, as discussed in detail below.

COMPENSATION COMMITTEE CONSULTANT

Our Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Compensation Committee and evaluate executive compensation, including sole authority to approve the fees and any other retention terms for any such consultant or advisor. The Compensation Committee engaged Farient Advisors LLC (“Farient”) as its independent compensation consultant to assist in establishing compensation policies and programs. During 2016, Farient:

•	reviewed and advised the Compensation Committee on matters concerning compensation of the CEO and our other NEOs;

•	reported on all aspects of short- and long-term compensation program design, including incentive mix, measures and plan leverage;

•	reported on emerging trends and developments in executive compensation and corporate governance;

•	prepared quarterly formal presentations for the Compensation Committee regarding executive compensation;

•	prepared and reviewed compensation benchmarking analysis for each of the Company’s senior executives and

•	reviewed and advised on director compensation.

Farient did not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation. In January 2017, Farient completed a questionnaire regarding any potential conflicts of interest. The Compensation Committee reviewed the completed questionnaire and evaluated whether any work performed by Farient raised a conflict of interest. The Compensation Committee believes that Farient is independent and that there is no conflict of interest between Farient and the Compensation Committee.

From time to time, management also engages its own external compensation consultant to advise it with regard to the Company’s compensation programs generally, prepare reports that compare our compensation programs to those of peer companies and help ensure the competitiveness and appropriateness of our compensation programs.

2016 PEER BENCHMARKING

Although AXIS gives careful consideration to each element of total compensation, we evaluate our competitive position with respect to our NEOs on a total direct compensation basis, which consists of base salary and short and long-term incentives. We consider market pay practices when setting executive compensation, as the Compensation Committee uses benchmarking from our peer group and other industry-specific compensation surveys to guide decision-making with respect to executive pay levels. As a part of its evaluation, Farient provided

COMPENSATION DISCUSSION AND ANALYSIS 25

executive compensation data, information on current market practices and alternatives to consider when determining compensation for our NEOs. In 2016, Farient advised on our peer group and then benchmarked our executive compensation program design, executive pay, and performance against that peer group and other industry-specific compensation surveys. The peer group is composed of insurance and reinsurance companies that are publicly traded and comparable to AXIS in product offerings, market segment, geography, annual revenues, premiums, assets and market value. The Committee reviews the composition of the peer group with its independent compensation consultant annually. In May 2016, the Committee approved the deletion of The Chubb Corporation and the addition of Argo Group International Holdings, Ltd. to the AXIS peer group. In addition, PartnerRe Ltd. was removed from the peer group due to recent merger activity. The peer group approved by the Committee in May 2016 consisted of the following companies:

Peer Group Companies

•	Alleghany Corporation

•	Allied World Assurance Company Holdings, Ltd.

•	Arch Capital Group Ltd.

•	Argo Group International Holdings, Ltd.

•	Aspen Insurance Holdings Limited

•	Everest Re Group, Ltd.

•	Endurance Specialty Holdings Ltd.

•	Markel Corporation

•	Renaissance Re Holdings Ltd.

•	Validus Holdings Ltd.

•	W.R. Berkley Corporation

•	XL Group Ltd.

In addition to the primary peer group (listed above), Farient recommended adding an international reference peer group in order to better evaluate pay practices and trends. The Committee approved the creation of the reference peer group of Munich Re, Chubb Limited, Swiss Re Ltd., Hannover SE, SCOR SE, RSA Insurance Group plc, Beazley plc and Hiscox, Ltd. While the Committee may use this group to benchmark our compensation design in the future, this group was not used to benchmark our NEOs compensation in 2016.

KEY COMPONENTS OF COMPENSATION

The following table lists the elements of target direct compensation for our 2016 executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall Company, segment and individual performance using financial and non-financial measures the Committee believes are correlated to gains in shareholder value. The Committee establishes the performance measures and ranges of performance for the variable compensation elements.

	Component	Purpose
Fixed	Base Salary	• Attract and retain executives • Compensate executives for level of responsibility and experience
Variable	Annual Incentive Awards	• Reward achievement of annual Company financial and non-financial objectives, which include individual and business unit performance goals • Promote accountability and strategic decision-making
Variable	Long-Term Incentive Awards

•   Align the interests of our NEOs with those of our shareholders by rewarding the achievement of long-term goals

•   Encourage strategic long-term decision-making

•   Promote accountability

•   Retain key executives

26 COMPENSATION DISCUSSION AND ANALYSIS

BASE SALARY

Salaries are the most basic form of compensation and are integral to any employment arrangement. Our main consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally reflecting the demands of the market for executive talent. A competitive salary allows us to attract and retain key staff.

Placement of our NEOs within a salary range is based on the market data for an individual’s position, the executive’s expertise and historical compensation, geographic location, individual performance and the Compensation Committee’s determination of competitiveness and appropriate levels based on the CEO’s recommendations (other than with respect to his own salary).

The base salary for Mr. Benchimol was established in May 2012 when he was appointed as our CEO and President after previously serving as our Chief Financial Officer. Mr. Benchimol’s salary was determined by the Compensation Committee, after review of peer company chief executive officer compensation, and was set at and remains $1.1 million per year. Messrs. DiSipio, Henry, Nichols and Wilson’s salaries are governed by their employment agreements within the salary structure discussed above.

The CEO recommends annual salary increases, if any, for our NEOs (except for himself) at the end of each calendar year. The Compensation Committee reviews and approves the increases, if any, using the guidelines described above. The Compensation Committee reviews and evaluates the performance of the CEO and approves any changes to his salary. Those decisions are then reviewed and ratified by the independent directors of our Board.

The following table reflects the Compensation Committee’s decision to make no changes to our NEOs’ base salaries for 2017:

Name	FY 2016 Base Salary ($)	FY 2017 Base Salary ($)
Albert A. Benchimol	1,100,000	1,100,000
Christopher N. DiSipio	500,000	500,000
Joseph C. Henry	565,000	565,000
John D. Nichols	900,000	900,000
Peter W. Wilson	800,000	800,000

ANNUAL INCENTIVE AWARDS

Annual incentive compensation for our NEOs is provided under our 2014 Annual Incentive Plan. The 2014 Annual Incentive Plan is intended to provide for more formulaic annual incentive payouts to our NEOs and serves as a critical tool for rewarding the achievement of our annual corporate goals.

In order to achieve a competitive total compensation package, we established individual annual incentive targets expressed as a percentage of salary for each NEO. Annual incentive targets for our NEOs are governed by the terms of their employment agreements, but are not guaranteed. The individual annual incentive targets for our NEOs for 2016 and 2017 are as follows:

Name	2016 Bonus Target	2017 Bonus Target
Albert A. Benchimol	175%	175%
Christopher N. DiSipio	100%	100%
Joseph C. Henry	100%	100%
John D. Nichols	125%	125%
Peter W. Wilson	125%	125%

Annual incentive compensation is determined based on OROACE, business unit financial metrics and individual non-financial metrics as follows:

•

For the OROACE metric, payout factors ranged from 0% to 200%, with 9% OROACE yielding 100% of target payout and 14% and above yielding a 200% of target payout and pro-rata funding based on other results.

COMPENSATION DISCUSSION AND ANALYSIS 27

•	For the achievement of business unit financial metrics (where applicable) and individual non-financial metrics, payout factors can also range between 0% and 200%.

Additionally, the Compensation Committee approved 2016 weightings for each of these metrics for our CEO and other NEOs as follows:

Metric	Financial Metric Weighting	Non-Financial Weighting	Business Unit Financial Metric Weighting
CEO	70%	30%	N/A
Business Unit Leaders	35%	30%	35%
Corporate Function Leaders	60%	40%	N/A

Performance Results and Payouts

With respect to our financial goals for the year, AXIS achieved an annual OROACE of 7.9%, which resulted in a payout factor of 89%. For the business unit financial metric, payout factors ranged from 65% to 110%. For non-financial metrics, payout factors ranged from 101% to 135%, based on Company performance and each NEO’s relative contribution to the advancement of our strategic initiatives, as described in the 2016 Business Highlights section above.

The combined, adjusted weighting for all metrics resulted in bonus payments to our NEOs ranging from 93% to 107% of their 2016 bonus targets. The tables below illustrate the calculation used for each of our NEOs under the Annual Incentive Plan to determine bonus payouts:

Albert A. Benchimol

2016 Metric	Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
OROACE	89%	70%	62.3%	$1,925,000	$1,199,275
Non-Financial	130%	30%	39.0%		$750,750
TOTAL			101.3%		$1,950,025

Christopher N. DiSipio

2016 Metric	Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
OROACE	89%	35%	31.2%	$ 500,000	$155,750
Business Unit Financial	110%	35%	38.5%		$192,500
Non-Financial	115%	30%	34.5%		$172,500
TOTAL			104.2%		$520,750

Joseph C. Henry

2016 Metric	Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
OROACE	89%	60%	53.4%	$ 565,000	$301,710
Non-Financial	135%	40%	54.0%		$305,100
TOTAL			107.4%		$606,810

John D. Nichols

2016 Metric	Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
OROACE	89%	35%	31.2%	$1,125,000	$350,437
Business Unit Financial	110%	35%	38.5%		$433,125
Non-Financial	101%	30%	30.3%		$341,438
TOTAL			100.0%		$1,125,000

28 COMPENSATION DISCUSSION AND ANALYSIS

Peter W. Wilson

2016 Metric	Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
OROACE	89%	35%	31.2%	$1,000,000	$312,000
Business Unit Financial	65%	35%	22.7%		$227,500
Non-Financial	130%	30%	39.0%		$390,000
TOTAL			92.9%		$929,000

The Committee establishes stretch goals under the 2014 Annual Incentive Plan. The graph below summarizes the Company’s rigorous financial target within our 2014 Annual Incentive Plan and the Company’s actual results.

LONG-TERM INCENTIVE AWARDS

In 2016, we provided long-term incentive compensation through equity awards under our shareholder-approved 2007 Long-Term Equity Compensation Plan (the “2007 LTEP”). Equity awards are an especially valuable tool in linking the personal interests of our NEOs to those of our shareholders as the amount the executive will ultimately receive under these awards is determined by our stock price. A higher stock price benefits our shareholders and increases the value of the executive’s equity awards. In addition, the vesting requirement for our equity awards is a valuable retention tool that we consider to be very important in a competitive industry.

In March 2016, two types of equity awards were granted to our NEOs: (a) time-vesting awards with performance-based adjustments at the time of grant (“RSUs”); and (b) performance-vesting awards with performance-based adjustments applied at the time of vesting (“PSUs”).

The RSUs granted on March 1, 2016 were awarded at 100% of each NEO’s target, based on the relative DBVPS performance metric in place for our equity plan. The PSUs vest in a single installment on the third anniversary of the grant date, if performance metrics are met, while the RSUs vest 25% per year over four years. Both RSUs and PSUs granted to our NEOs settle 100% in shares of AXIS common stock. The equity awards below reflect performance for the 2015 fiscal year that were granted early in 2016. They are included in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” in this proxy statement.

Name	2015 Equity Target ($)	PSUs and RSUs Awarded in 2016 (1) (2015 Performance) ($)
Albert A. Benchimol	5,000,000	4,999,957
Christopher N. DiSipio	720,000	719,952
Joseph C. Henry	1,200,000	1,199,955
John D. Nichols	1,400,000	1,399,984
Peter W. Wilson	900,000	899,966

(1)	Amounts represent the $53.80 grant date fair value per share of the RSU and PSU awards granted on March 1, 2016.

COMPENSATION DISCUSSION AND ANALYSIS 29

The determination of annual RSU awards and ultimate vesting payouts for PSUs is based on pre-determined criteria, as follows:

•

RSU are determined based on a three-year look-back in growth in DBVPS adjusted for dividends as compared to our peers, measured as of September 30 of the performance year. Time-based awards can range from 75% to 125% of each NEO’s target, depending on our growth in DBVPS percentile as compared to our peer group. Under our growth in DBVPS metric, “target” performance is achieved only if the Company achieves growth at or above the 60th percentile of our peer group. For RSUs, we assess our performance relative to our current peers.

•

The number of PSUs that are earned is determined at the time of vesting based on a three-year performance period measuring growth in DBVPS adjusted for dividends as compared to our peers as of the September 30 preceding the PSU vesting date. Payouts at vesting can range from 10% to 200% of target, depending on our growth in DBVPS percentile as compared to our peer group. Each year, the peer group is established at the time of grant for PSUs.

The table below illustrates the 2016 equity target and 50/50 split between RSUs and PSUs for equity awards granted in early 2017 and the potential payouts, without regard to movement in share price, under each grant.

Name	2016 Equity Target ($)	Value Ranges						Total Value Ranges Based on Performance ($)
		Time-Based Vesting ($) (50%)			Performance-Based Vesting ($) (50%)
		75%	100%	125%	10%	100%	200%	Minimum	Maximum
Albert A. Benchimol	5,000,000	1,875,000	2,500,000	3,125,000	250,000	2,500,000	5,000,000	2,125,000	8,125,000
Christopher N. DiSipio	720,000	270,000	360,000	450,000	36,000	360,000	720,000	306,000	1,170,000
Joseph C. Henry	1,200,000	450,000	600,000	750,000	60,000	600,000	1,200,000	510,000	1,950,000
John D. Nichols	1,400,000	525,000	700,000	875,000	70,000	700,000	1,400,000	595,000	2,275,000
Peter W. Wilson	900,000	337,500	450,000	562,500	45,000	450,000	900,000	382,500	1,462,500

The Compensation Committee believes the significant range between the minimum and maximum equity payouts, as displayed above, highlights the meaningful amount of NEO compensation that is at risk under the equity program and reflects the Company’s commitment to a pay-for-performance compensation structure in alignment with the interests of our shareholders.

Performance Results

For the three year performance period ending September 30, 2016, our annual measurement date for diluted book value per share, AXIS ranked third among the 13 company peer group which put us in the 85th percentile of our RSU peer group, resulting in RSU funding at 115% of target. Accordingly, the Compensation Committee approved the following equity awards in early 2017 for 2016 performance. These awards, approved in February 2017, will be reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table in next year’s public disclosures.

	2016 Equity Awards (Granted in early 2017)
Name	Time-Based RSUs ($)	Performance-Based RSUs ($)	Total ($)
Albert A. Benchimol	2,875,000	2,500,000	5,375,000
Christopher N. DiSipio	414,000	360,000	774,000
Joseph C. Henry	690,000	600,000	1,290,000
John D. Nichols	805,000	700,000	1,505,000
Peter W. Wilson	517,500	450,000	967,500

30 COMPENSATION DISCUSSION AND ANALYSIS

Vesting

RSU awards vest in four equal installments over a four-year vesting period, while PSU awards “cliff vest” on the third anniversary of the date of grant, subject to satisfying certain Company performance criteria. The performance period for the PSUs granted in 2014 ended on September 30, 2016. As of September 30, 2016, the three year DBVPS growth was 42.2%, which ranked three out of the 12 companies in the PSU peer group, or the 83rd percentile. This resulted in a payout factor of 150%, and the below table describes the number of shares earned by the NEOs based on this performance.

	Stock Awards
Name	Grant Date	Number of Target Shares Granted	Equity Incentive Plan Awards: # of Shares Based on Performance
Albert A. Benchimol	N/A(1)	-	-
Christopher N. DiSipio	3/1/2014(2)	8,120	12,180
Joseph C. Henry	3/1/2014	13,534	20,301
John D. Nichols	3/1/2014	15,790	23,685
Peter W. Wilson	N/A(3)	-	-

(1)	Mr. Benchimol did not receive an annual equity award in 2014. Mr. Benchimol was granted a one-time equity award in 2012 in lieu of annual equity grants that traditionally would have been made over the initial three-year term of his employment agreement.

(2)	These PSUs were granted to Mr. DiSipio prior to his being designated as a Named Executive Officer. Therefore, 50% of these PSUs were settled in common shares and 50% were settled in cash

(3)	Mr. Wilson did not receive a grant of PSUs in 2014, due to the timing of his appointment as Chief Executive Officer of AXIS Insurance.

MIX OF PAY

The table below displays the 2016 mix of pay as disclosed in the “Summary Compensation Table” included in this proxy statement. Mix of pay includes base salary, annual incentive (bonus) payment and awards of RSUs and PSUs.

As illustrated above, in 2016, our CEO had 86% of his pay at risk. Our other NEOs’ at-risk pay for 2016 ranged from 69% to 76%.

CEO’S MIX OF PAY

Total compensation for our CEO, as set forth in the “Summary Compensation Table”, decreased by 4.3% from 2015 to 2016.

In connection with Mr. Benchimol’s appointment as CEO and President in May 2012, he was granted an award of 500,000 shares of restricted stock. The one-time award in 2012 was granted in lieu of annual equity grants that traditionally would be made over the three-year life of his employment agreement. Consistent with this intent, Mr. Benchimol did not receive an annual equity award for 2012, 2013 or 2014 performance, respectively, unlike

COMPENSATION DISCUSSION AND ANALYSIS 31

the other NEOs who received annual equity awards. In May 2015, Mr. Benchimol was awarded $2,500,000 in PSUs and $2,500,000 in RSUs upon the expiration of his initial three-year term of employment as our CEO. In March 2016, Mr. Benchimol received an annual equity award with the other NEOs and senior executives.

The table below illustrates the key components of Mr. Benchimol’s 2016 compensation (base salary, bonus and equity award compensation, as reported in the “Summary Compensation Table”).

PERQUISITES AND OTHER PERSONAL BENEFITS

Because our business is global and we are headquartered in Bermuda, many of our NEOs are required to relocate or to maintain a second residence or travel for business in order to work for us. To reduce the likelihood that this factor will discourage talented executive officers from joining AXIS, we provide reimbursements for a certain amount of personal travel for return trips home to NEOs who work away from their home countries, as well as, in some cases, housing allowances to help defray the cost of maintaining a second residence or working in multiple locations. We also provide certain other perquisites and benefits, as well as the general health plan and other benefits provided to all employees, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our NEOs with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS.

SEVERANCE BENEFITS

Although we do not maintain a general severance plan for our NEOs, each of our NEOs has rights upon termination of his employment under his employment agreement. The terms and conditions of the separation benefits and payments are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our NEOs’ job security, and it is to the benefit of AXIS and its shareholders to encourage the NEOs to seek out beneficial business transactions and to remain with us through the closing of the transaction, even though their futures may be uncertain as a result. As such, we structured the change in control provisions in each of the employment agreements for our NEOs with a “double trigger,” which requires termination of the executive without cause or termination by the executive for good reason in connection with a change in control. Because the consummation of a transaction alone would not trigger this benefit, this structure essentially places the decision of whether or not to trigger change in control benefits largely in the hands of the acquiring company.

32 COMPENSATION DISCUSSION AND ANALYSIS

We provide our NEOs with benefits and severance payments if we terminate them without cause and in some cases if they voluntarily leave under certain circumstances. These benefits add a level of security to the NEO’s position. We believe these benefits are needed to attract and retain talented executives in our industry. These provisions encourage individuals to move from other firms in the industry and help attract individuals from outside of the industry to take a position in our industry, which is generally more volatile. In addition, we face significant competition within our industry for experienced leaders, and we believe these benefits are needed to remain competitive as an employer as it is a common feature in many of our competitors’ compensation programs. Furthermore, we provide these benefits in part so we can obtain valuable agreements from the NEOs to assign to us certain intellectual property rights, not to compete with us for a certain period of time after leaving, not to solicit our employees or customers after leaving and to maintain the confidentiality of our information. Moreover, providing termination payments allows us to obtain a release of claims from the NEO upon his or her departure from AXIS, which we consider a valuable benefit to us.

RESTRICTION ON TRADING BY DIRECTORS AND OFFICERS/ANTI-HEDGING AND PLEDGING

The Company’s policy on insider trading generally permits directors and executive officers (including our NEOs) to engage in transactions involving the Company’s common stock and other securities only (a) during a Company-prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material non-public information. In addition, the Company’s policy on insider trading prohibits all employees and directors from engaging in hedging transactions with respect to the Company’s securities and also prohibits pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

We believe it is important to align the financial interests of our senior executives and directors with those of our shareholders. Accordingly, we have adopted guidelines which specify the minimum amount of AXIS securities that we expect our directors, NEOs and key senior management employees to own on a direct basis, meaning stock which is subject to market risk, not simply held under option. Our stock ownership guidelines require our CEO to hold AXIS securities with a value equal to a minimum of five times his annual base salary and require our NEOs to hold AXIS securities with a value equal to a minimum of three times their annual base salary. They have five years from the date of promotion or appointment to a position subject to the guidelines to meet the applicable minimum requirement. Directors are required to hold AXIS securities with a minimum value of $300,000 and have from the later of five years from (i) December 4, 2015; or (ii) the effective date of their initial election as a director to comply with the guidelines.

U.S. TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain executives, although performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). For AXIS, this rule has limited effect because our Company is headquartered in Bermuda and U.S. tax law only affects a portion of our income. Therefore, although we are aware of and consider the impact of this rule when developing and implementing our executive compensation program, compliance with the requirements of Section 162(m) has not been a driving factor in the operation of our executive compensation program.

SAY-ON-PAY VOTES

In 2016, the Compensation Committee considered the outcome of the shareholder advisory vote on 2015 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies. Our shareholders voted at our 2016 annual meeting, in a non-binding advisory vote, on the 2015 compensation paid to our NEOs. A substantial majority of our stockholders (97.35% of the votes cast) approved the compensation of our NEOs. Based on the level of support, the Compensation Committee determined that shareholders generally support our compensation practices. Accordingly, our approach to executive compensation for 2016 remained generally consistent with past practice. The Compensation Committee intends to continue to consider the views of our shareholders when designing, reviewing and administering the Company’s compensation programs and policies.

COMPENSATION DISCUSSION AND ANALYSIS 33

OPPORTUNITY FOR SHAREHOLDER FEEDBACK

We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing. During the past year, we reached out to and offered to speak with our largest shareholders regarding corporate governance and compensation matters, and we continue to incorporate the information received from them into our policies and practices.

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary at our headquarters at 92 Pitts Bay Road, Pembroke, Bermuda HM 08. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

34 COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Henry B. Smith, Chairman

Jane Boisseau

Christopher V. Greetham

Thomas C. Ramey

COMPENSATION COMMITTEE REPORT 35

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth compensation earned by: (i) each individual who served as a Chief Executive Officer of AXIS in 2016; (ii) each individual who served as a Chief Financial Officer of AXIS in 2016; and (iii) the other three most highly compensated executive officers for the year ended December 31, 2016.

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Albert A. Benchimol CEO, President and Director	2016	1,100,000	4,999,957	1,950,025	488,299	8,538,281
	2015	1,100,000	4,999,901	2,327,325	497,671	8,924,896
	2014	1,100,000	-	2,128,088	576,518	3,804,606
Christopher N. DiSipio CEO, AXIS Accident & Health	2016	500,000	719,952	520,750	51,731	1,792,433
	2015	500,000	683,962	618,000	51,731	1,853,693
	2014	500,000	719,919	472,000	54,017	1,745,936
Joseph C. Henry CFO	2016	565,000	1,199,955	606,810	64,000	2,435,765
	2015	565,000	1,139,954	746,930	67,196	2,519,080
	2014	565,000	1,199,924	655,400	64,750	2,485,074
John D. Nichols Former CEO, AXIS Reinsurance	2016	900,000	1,399,984	1,125,000	423,449	3,848,433
	2015	900,000	1,329,955	1,615,500	472,378	4,317,833
	2014	900,000	1,399,941	1,345,050	435,431	4,080,422
Peter W. Wilson CEO, AXIS Insurance	2016	800,000	899,966	929,000	86,041	2,715,007
	2015	800,000	854,979	1,051,000	82,769	2,788,748
	2014	786,346	1,157,900	1,000,000	78,635	3,022,881

(1)	Amounts represent the aggregate grant date fair value of the RSU and PSU awards granted on March 1, 2016, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 2(g) of our consolidated financial statements including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The PSUs vest according to DBVPS growth at the end of a three-year performance period. The grant date fair value of the PSUs that vest was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance is achieved, the aggregate grant date value of the PSU awards would be: Mr. Benchimol – $4,999,957; Mr. DiSipio – $719.952; Mr. Henry – $1,199,955; Mr. Nichols – $1,399,984; and Mr. Wilson – $899,966.

(2)	The All Other Compensation for 2016 – Supplemental Table below provides details regarding the 2016 amounts.

ALL OTHER COMPENSATION FOR 2016 – SUPPLEMENTAL TABLE

The following table describes the incremental cost of other benefits provided in 2016 that are included in the “All Other Compensation” column.

Name	Personal Use of Aircraft ($) (1)	Housing Allowance ($)	Retirement Contributions ($) (2)	Other Compensation ($) (3)	All Other Compensation ($)
Albert A. Benchimol	50,924	300,000	26,500	110,875	488,299
Christopher N. DiSipio	-	-	51,731	-	51,731
Joseph C. Henry	-	-	26,500	37,500	64,000
John D. Nichols	-	300,000	26,500	96,949	423,449
Peter W. Wilson	-	-	82,769	3,272	86,041

(1)	This amount represents the incremental cost to the Company of the aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease cost for the aircraft, are not included. On certain occasions, a family member or guest may accompany the executive on a flight.

(2)	The amounts for Messrs. Benchimol, Henry and Nichols represent a Company contribution under the AXIS 401(k) Plan. The amounts for Messrs. DiSipio and Wilson represent Company contributions under the AXIS 401(k) Plan and the U.S. Supplemental Plan.

(3)	Other Compensation includes: (i) a cash payment in lieu of a Company contribution to the U.S. Supplemental Plan for Messrs. Benchimol ($104,375), Henry ($37,500) and Nichols ($79,375), as these executives are no longer eligible participants due to changes in Section 457A of the Internal Revenue Code; (ii) a home leave benefit for Mr. Nichols ($13,448); (iii) the cost of a physical examination for each of Messrs. Benchimol ($6,500) and Nichols ($4,126); and (iv) spousal travel for Mr. Wilson ($3,272).

36 EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS IN 2016

The following table provides information on annual incentive payments and restricted stock awards granted in 2016 to each of our NEOs.

Name	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (5)			All Other Stock Awards: Shares of Stock or Units (#) (9)	Grant Date Fair Value of Stock ($) (10)
		Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	Threshold (#) (6)	Target (#) (7)	Maximum (#) (8)
Albert A. Benchimol	3/1/2016				4,647	46,468	92,936		2,499,978
	3/1/2016							46,468	2,499,978
	N/A	-	1,925,000	3,850,000
Christopher N. DiSipio	3/1/2016				669	6,691	13,382		359,976
	3/1/2016							6,691	359,976
	N/A	-	500,000	1,000,000
Joseph C. Henry	3/1/2016				1,115	11,152	22,304		599,978
	3/1/2016							11,152	599,978
	N/A	-	565,000	1,130,000
John D. Nichols	3/1/2016				1,301	13,011	26,022		699,992
	3/1/2016							13,011	699,992
	N/A	-	1,125,000	2,250,000
Peter W. Wilson	3/1/2016				836	8,364	16,728		449,983
	3/1/2016							8,364	449,983
	N/A	-	1,000,000	2,000,000

(1)	Effective date of grants of restricted stock unit awards under our 2007 LTEP, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis – Long-Term Equity Compensation Plans.”

(2)	Amounts represent the minimum incentive bonus opportunity pursuant to the 2014 Annual Incentive Plan.

(3)	Amounts represent the annual target incentive bonus opportunity pursuant to each NEO’s employment agreement.

(4)	Amounts represent the maximum incentive bonus opportunity pursuant to the 2014 Annual Incentive Plan.

(5)	Messrs. Benchimol, DiSipio, Henry, Nichols and Wilson received equity awards split between RSUs and PSUs. The PSUs vest in one installment on the third anniversary of the grant date, subject to satisfying certain Company performance conditions.

(6)	Amounts represent the minimum PSU award subject to performance vesting.

(7)	Amounts represent the target PSU award subject to performance vesting.

(8)	Amounts represent the maximum PSU award subject to performance vesting.

(9)	Amounts represent the number of RSUs granted. The RSUs vest in four equal installments on the first, second, third and fourth anniversaries of the date of the grant.

(10)	Amounts represent the grant date fair value of the equity awards granted on March 1, 2016, calculated in accordance with ASC Topic 718 using the assumptions discussed in Note 2(g) of our consolidated financial statements including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The grant date fair value of the PSUs were computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date and was determined to be for each of our NEOs Mr. Benchimol – $2,499,978; Mr. DiSipio – $359,976; Mr. Henry – $599,978; Mr. Nichols – $699,992; and Mr. Wilson – $449,983.

EXECUTIVE COMPENSATION 37

EMPLOYMENT AND OTHER AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Albert A. Benchimol	Under the terms of an employment agreement between Mr. Benchimol and the Company dated May 3, 2012, as amended on March 9, 2015, January 19, 2016 and January 1, 2017, Mr. Benchimol serves as our President and Chief Executive Officer for a term of service to December 31, 2018. Under the employment agreement, Mr. Benchimol is entitled to: (i) an annual base salary of no less than $1,100,000; (ii) participation in our annual incentive plan at an annual bonus target of 175% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan; (iv) a monthly housing allowance of $25,000 for a residence in Bermuda; (v) up to 30 hours of personal use of the Company aircraft each calendar year; (vi) participation in any employment benefit plans made available to our executives; and (vii) any fringe benefits provided to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Benchimol’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Benchimol desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 24 months from the date of any termination.

Christopher N. DiSipio	Mr. DiSipio serves as the Chief Executive Officer of AXIS Accident & Health under an employment agreement dated February 27, 2014 for a term of service to December 31, 2019 and is entitled to: (i) an annual base salary of no less than $500,000; (ii) participation in our annual incentive plan with a current annual bonus target of 100% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an initial annual target restricted stock unit award valued at $720,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected above in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. DiSipio’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a six month notice period should Mr. DiSipio desire to voluntarily terminate his employment with the Company, a non-competition provision for a six month period from the date of his voluntary termination or termination by the Company for cause and a non-solicitation provision for a period of 12 months from the date of any termination.

Joseph C. Henry	Under the terms of an employment agreement dated January 23, 2015, Mr. Henry serves as our Chief Financial Officer for a term of service to December 31, 2017 and is entitled to: (i) an annual base salary of no less than $565,000; (ii) participation in our annual incentive plan at an annual bonus target of 100% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target restricted stock unit award valued at $1,200,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

38 EXECUTIVE COMPENSATION

Mr. Henry’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Henry desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 12 months from the date of termination for any reason.

John D. Nichols	Mr. Nichols served as the Chief Executive Officer of AXIS Reinsurance under an employment agreement dated January 23, 2015 for a term of service to December 31, 2017 and is entitled to: (i) an annual base salary of no less than $900,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target restricted stock unit award valued at $1,400,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Nichols’ employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Nichols desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 12 months from the date of termination for any reason.

On February 13, 2017, the Company announced that Mr. Nichols provided notice of his voluntary resignation effective March 31, 2017. In connection with Mr. Nichols’ notice of resignation, on February 27, 2017, AXIS Specialty U.S. Services, Inc., a subsidiary of the Company, and Mr. Nichols entered into a separation arrangement.

Peter W. Wilson	Under the terms of an employment agreement dated June 23, 2014, Mr. Wilson serves as our Chief Executive Officer of AXIS Insurance for a term of service to December 31, 2019 and is entitled to: (i) an annual base salary of no less than $800,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an initial annual target restricted stock unit award valued at $900,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected above in the “All Other Compensation” column of the “Summary Compensation Table” and the related footnote.

Mr. Wilson’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Wilson desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 12 months from the date of termination for any reason.

EXECUTIVE COMPENSATION 39

LONG-TERM EQUITY COMPENSATION

2007 Long-Term Equity Compensation Plan. In 2007, our Board adopted and our shareholders approved the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan as amended with shareholder approval in 2009 and 2012 (“2007 LTEP”). The 2007 LTEP provides for the grant of restricted stock unit awards, performance unit awards, restricted stock awards, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance unit awards and other equity-based or equity-related awards to our employees, directors and consultants. The Compensation Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award and determine the terms of any agreement or other document that evidences an award. During 2016, only RSUs and PSUs were awarded under the 2007 LTEP to our NEOs.

Awards of RSUs and PSUs represent a promise to grant shares of our common stock once certain vesting conditions are met or after a certain passage of time, subject to restrictions on transfer of the shares, any other restrictions the Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. All of the RSU awards granted to our NEOs during 2016 vest (and the restrictions lapse) in four equal installments on the first, second, third and fourth anniversaries of the date of grant. All of the PSU awards granted to our NEOs during 2016 vest in a single installment on the third anniversary of the date of grant, if performance metrics are met. Vesting is fully accelerated upon the death or permanent disability of the participant or termination in connection with a change in control, as described below under “Potential Payments Upon Termination or Change in Control.” RSUs and PSUs awarded to our NEOs settle 100% in shares of our common stock. Holders of RSU and PSU awards receive accumulated dividend equivalents paid with respect to the underlying units only upon vesting. The 2007 LTEP will expire at the Company’s 2017 Annual General Meeting, and we are seeking shareholder approval of our 2017 Long-Term Equity Compensation Plan at that meeting, see “Proposal 5 – Approval of our New 2017 Long-Term Equity Compensation Plan”.

2014 ANNUAL INCENTIVE PLAN

We provide annual incentive payments under our 2014 Annual Incentive Plan to provide performance-based cash annual bonuses for our NEOs and other members of our executive committee. For a full description of the funding for our 2014 Annual Incentive Plan, see “Compensation Discussion and Analysis” – “Annual Incentive Awards” above.

RETIREMENT BENEFITS

Our NEOs participate in our AXIS 401(k) Plan and our U.S. Supplemental Plan. During 2016, Messrs. Benchimol, DiSipio, Henry, Nichols and Wilson participated in the AXIS 401(k) Plan. Messrs. DiSipio and Wilson participated in our U.S. Supplemental Plan during 2016.

In the United States, we maintain the AXIS 401(k) Plan under which participants may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2016, we made matching contributions equal to 100% of each participant’s contributions, subject to a maximum match of 4% of eligible earnings. We also made annual employer discretionary contributions equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $265,000 of each NEO’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. NEOs are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting after four years of service. Vested benefits are distributable upon death, disability, retirement, termination of employment or upon reaching age 59-1/2.

We also maintain the U.S. Supplemental Plan in the United States which is designed to permit eligible participants to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to make salary deferrals of up to 100% of their salary in excess of deferrals allowed under the AXIS 401(k) Plan, to make additional deferrals from their bonus payments of up to 100% of their bonus and to receive discretionary employer contributions. Each year, we make a discretionary contribution to all participants in the U.S. Supplemental Plan expressed as a percentage of the participant’s base salary that is above the Internal Revenue Code maximum under the AXIS 401(k) Plan.

40 EXECUTIVE COMPENSATION

Effective January 1, 2017, the Company established the AXIS Executive RSU Retirement Plan to reward certain long-term employees of the Company with outstanding RSUs. Prior to the adoption of this plan, outstanding RSUs were generally forfeited upon a voluntary termination of employment. In accordance with terms and conditions set forth in the plan, including the requirement that the employee execute a Confidentiality, Non-Solicitation and Non-Competition and Release Agreement, employees who are Retirement Eligible may vest, or continue to vest, as the case may be pursuant to the terms of the plan, in certain RSUs that are outstanding and unvested as of the date of his or her termination. In general, an employee is “Retirement Eligible” if he or she is age 60 or older and has at least ten completed years of service with the Company or an employer affiliate of the Company, in each case as of the date of termination. Currently, none of the NEOs are Retirement Eligible.

ADDITIONAL BENEFITS

Each of our NEOs are encouraged to participate in our Executive Health Examination Program which entitled each of them to have a physical examination in 2016. We pay the full cost of the physical examination plus any travel-related expenses. In 2016, Messrs. Benchimol and Nichols each completed a physical examination. Amounts reimbursed to Messrs. Benchimol and Nichols are included in the 2016 “All Other Compensation” column of the “Summary Compensation Table”.

In 2005, our Compensation Committee adopted a formal practice permitting personal use of corporate aircraft by certain of our executive officers. Mr. Benchimol is currently our only executive eligible for personal usage of the aircraft and his employment contract provides for up to 30 hours of personal usage per calendar year.

EXECUTIVE COMPENSATION 41

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table sets forth information regarding all outstanding equity awards held by our NEOs.

Name	Stock Awards
	Grant Date	Number of Shares or Number Units of Stock that have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)(3)
Albert A. Benchimol	5/18/2015	33,746	2,184,979	44,634	2,913,261
	3/1/2016	46,468	3,032,966	46,468	3,032,966
					Aggregate Market Value:
					11,164,172
Christopher N. DiSipio	2/4/2013	6,250	407,938	-	-
	3/1/2014	4,060	264,996	12,180	794,989
	3/1/2015	4,736	309,119	7,016	457,934
	3/1/2016	6,691	436,722	6,691	436,722
					Aggregate Market Value:
					3,108,418
Joseph C. Henry	2/4/2013	7,500	489,525	-	-
	3/1/2014	6,767	441,682	20,301	1,325,046
	3/1/2015	7,893	515,176	11,693	763,202
	3/1/2016	11,152	727,891	11,152	727,891
					Aggregate Market Value:
					4,990,414
John D. Nichols	2/4/2013	10,000	652,700	-	-
	3/1/2014	7,895	515,307	23,685	1,545,920
	3/1/2015	9,209	601,071	13,642	890,413
	3/1/2016	13,011	849,228	13,011	849,228
					Aggregate Market Value:
					5,903,867
Peter W. Wilson	5/6/2013	6,250	407,938	-	-
	3/1/2014	17,120	1,117,422	-	-
	3/1/2015	5,920	386,398	8,770	572,418
	3/1/2016	8,364	545,918	8,364	545,918
					Aggregate Market Value:
					3,576,013

(1)	The RSU awards all vest equally at 25% per year over a four-year period. The PSUs will vest in a single installment on the third anniversary of the grant date, provided certain performance conditions are satisfied. A special equity grant ($360,000) awarded to Mr. Wilson on March 1, 2014 will vest in a single installment on the third anniversary of the grant date.

(2)	The market value is based on the closing price of common stock on December 30, 2016 ($65.27).

(3)	PSUs vest according to DBVPS growth at the end of a three-year performance period. In the table above, the number and market value of shares that vest reflect actual performance for 2014 and target performance for 2015 and 2016 grants. The performance period of the PSU grant is a three-year period from September 30 to September 30. Achievement of the 2014 PSUs was based on a payout factor of 150%.

42 EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED IN 2016

The following table sets forth information regarding the amounts received by our NEOs as a result of the exercise of stock options and vesting of restricted stock units held by our NEOs during the 2016 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Albert A. Benchimol	-	-	24,283	1,297,174	(1)
Christopher N. DiSipio	-	-	15,033	799,425	(2)
Joseph C. Henry	-	-	17,265	924,725	(3)
John D. Nichols	-	-	29,517	1,612,987	(4)
Peter W. Wilson	-	-	12,723	694,167	(5)

(1)	Total shares vested for Mr. Benchimol consisted of:

– 13,125 on February 6, 2016 based on the closing price of our common stock on February 6, 2016 of $52.50

– 11,158 on May 18, 2016 based on the closing price of our common stock on May 18, 2016 of $54.50

(2)	Total shares vested for Mr. DiSipio consisted of:

– 3,125 on February 4, 2016 based on the closing price of our common stock on February 4, 2016 of $52.78;

additionally, an equivalent value of 3,125 shares (50% of the RSU award) was settled in cash as per original award terms

– 5,175 on February 6, 2016 based on the closing price of our common stock on February 6, 2016 of $52.50

– 1,578 on March 1, 2016 based on the closing price of our common stock on March 1, 2016 of $54.84

– 1,015 on March 1, 2016 based on the closing price of our common stock on March 1, 2016 of $54.84;

additionally, an equivalent value of 1,015 shares (50% of the RSU award) was settled in cash as per original award terms

(3)	Total shares vested for Mr. Henry consisted of:

– 7,500 on February 4, 2016 based on the closing price of our common stock on February 4, 2016 of $52.78

– 3,384 on March 1, 2016 based on the closing price of our common stock on March 1, 2016 of $54.84

– 2,631 on March 1, 2016 based on the closing price of our common stock on March 1, 2016 of $54.84

– 3,750 on June 18, 2016 based on the closing price of our common stock on June 18, 2016 of $53.07

(4)	Total shares vested for Mr. Nichols consisted of:

– 10,000 on February 4, 2016 based on the closing price of our common stock on February 4, 2016 of $52.78

– 3,948 on March 1, 2016 based on the closing price of our common stock on March 1, 2016 of $54.84

– 3,069 on March 1, 2016 based on the closing price of our common stock on March 1, 2016 of $54.84

– 12,500 on April 2, 2016 based on the closing price of our common stock on April 2, 2016 of $56.03

(5)	Total shares vested for Mr. Wilson consisted of:

– 1,973 on March 1, 2016 based on the closing price of our common stock on March 1, 2016 of $54.84

– 2,250 on March 1, 2016 based on the closing price of our common stock on March 1, 2016 of $54.84;

additionally, an equivalent value of 2,250 shares (50% of the RSU award) was settled in cash as per original award terms

– 3,125 on May 6, 2016 based on the closing price of our common stock on May 6, 2016 of $54.27;

additionally, an equivalent value of 3,125 shares (50% of the RSU award) was settled in cash as per original award terms

PENSION BENEFITS FOR 2016

We have no pension benefits for our NEOs.

EXECUTIVE COMPENSATION 43

NONQUALIFIED DEFERRED COMPENSATION FOR 2016

The following table sets forth information regarding our NEOs’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Albert A. Benchimol	-	-	-	-	-
Christopher N. DiSipio	198,600	25,231	99,141	-	1,091,285
Joseph C. Henry	-	-	-	-	-
John D. Nichols	-	-	-	-	-
Peter W. Wilson	-	56,269	10,394	-	145,190

(1)	These amounts include contributions and/or balances in the U.S. Supplemental Plan for Messrs. DiSipio and Wilson. Employer contributions for the 2016 plan year were made in January 2017. Messrs. Benchimol, Henry and Nichols are not eligible to participate in the U.S. Supplemental Plan due to IRS Regulation 457A.

Each NEO’s own contributions under the U.S. Supplemental Plan are always fully vested. Our contributions vest based on the participant’s years of service at a rate of 25% per year with full vesting after four years of service is completed. The NEO’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and 10 years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes payments that would be made to our NEOs upon a change in control of AXIS or following termination of employment or upon the NEO’s death or disability. In the first part of this section, we describe benefits under general plans that apply to any NEO participating in those plans. We then describe specific benefits to which each NEO is entitled, along with estimated amounts of benefits assuming a triggering event on December 31, 2016.

2007 Long-Term Equity Compensation Plan. Under the 2007 LTEP, as described above, upon the occurrence of a change in control, unless otherwise provided in the applicable award agreement or other agreement and unless provision is made in connection with the change of control for the assumption of awards previously granted or substitution for such awards of new awards covering stock of a successor corporation, executive officers receive the following benefits:

•	Options and stock appreciation rights become immediately exercisable, and remain exercisable throughout their entire term, unless exercised, cashed out, or replaced.

•	Performance units are paid out as if the date of the change in control were the last day of the applicable performance period and “target performance levels” had been attained.

•	All other outstanding awards will automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related to the awards will lapse.

However, our current award agreements contain a “double trigger” vesting provision under which awards will automatically vest upon a change of control of the Company only upon an awardee’s subsequent termination of employment: (a) by the Company without cause; or (b) by the awardee with good reason, in each case within 24 months of the change of control.

Employment Agreements. In addition to the benefits described above for all executive officers, our NEOs, collectively referred to as “Executives” for purposes of this summary, are entitled to additional benefits under their respective employment agreements upon termination of their employment.

In particular, the Executives’ employment will automatically terminate upon death, and we may terminate the Executives’ employment as a result of their disability if they are unable to work for 181 days in any 12-month period due to illness or injury. We may terminate the Executives’ employment without cause upon 30 days’ notice, except that we may only terminate Mr. Benchimol’s employment without cause upon 12-months’ notice. The Executives may terminate their employment upon at least 12-months’ notice to us, except for Mr. DiSipio whose notice period to us is six months. In addition, the Executives’ employment may be terminated as a result of either party declining to extend the term of their respective employment agreement.

44 EXECUTIVE COMPENSATION

Under each of the Executives’ employment agreements, we may terminate the Executives’ employment for cause upon the Executives’:

(i)	material breach of the terms of their employment;

(ii)	conviction for a felony or commission of any act which would rise to the level of a felony;

(iii)	commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(iv)	willful violation of our specific directives;

(v)	commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(vi)	willful failure to perform a substantial part of their duties; or

(vii)	breach of fiduciary duty.

Under each of the Executives’ employment agreements, except for Mr. DiSipio, in the event the Executive is terminated for cause, the Executives are given 15 days to cure the event that is the basis for the Company’s termination for cause, except that the right to cure will not apply in the event of a termination for cause due to any of the acts described in (ii), (iii) or (v) above.

Under the employment agreements, the Executives may terminate their employment for good reason if: (i) (a) the scope of their respective position, authority or duties is materially adversely changed, (b) their compensation is not paid or their base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in their employee benefits, (c) they are required to relocate away from their current primary place of employment, (d) they are assigned duties that are materially inconsistent with their position with the Company, (e) their immediate reporting relationships are changed or, in the case of Mr. Benchimol, he is required to report to any person or entity other than the Board, (f) with respect to Mr. Benchimol, the Company fails to offer him continuing employment on terms no less favorable than set forth in his agreement at least six months before the end of his employment term; (ii) with respect to Mr. DiSipio, he gives the Company written notice of his intent to terminate his employment as a result of such event within 30 days of such event occurring; and with respect to Messrs. Henry, Nichols and Wilson, they give the Company written notice of their intent to terminate their employment as a result of such event within 60 days of such event occurring; (iii) with respect to Mr. DiSipio, the Company does not make the necessary corrections within 30 days of receipt of such written notice; and with respect to Messrs. Henry, Nichols and Wilson, the Company does not make the necessary corrections within 60 days of receipt of such written notice; and (iv) with respect to Messrs. DiSipio, Henry, Nichols and Wilson, they terminate their employment no later than 10 days following the end of their respective notice period.

In the event the Executives’ employment is terminated for any reason, they are entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination, any unpaid housing allowance, if applicable, accrued to the date of termination and reimbursement for reasonable relocation costs incurred within six months of termination.

In the event that the Executives’ employment is terminated due to death or disability, then their beneficiaries or they will be paid a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurred, except for Mr. Benchimol, whose beneficiary or he will be paid a cash lump sum amount equal to one year’s base salary and annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested restricted shares of the Company’s common stock or restricted stock units held by the Executives pursuant to our 2007 LTEP shall immediately vest.

In the event that the Executives’ employment is terminated by the Company without cause or by them with good reason, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol who will be entitled to a lump sum amount equal to two year’s base salary; (ii) an amount equal to the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol who will be entitled to an amount equal to two times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less

EXECUTIVE COMPENSATION 45

in the event they cease to be eligible for COBRA continuation coverage; and (v) all outstanding and unvested restricted shares of the Company’s common stock and RSUs and PSUs held by them pursuant to the 2007 LTEP shall continue to vest on the applicable dates set forth in the applicable award agreements.

In the event that the Executives’ employment is terminated by the Company without cause or by them, in each case within 24 months following a change in control, they will be entitled to: (i) a lump sum amount equal to one year’s base salary, except for Mr. Benchimol who will be entitled to a lump sum amount equal to two year’s base salary; (ii) an amount equal to two times the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, except for Mr. Benchimol who will be entitled to an amount equal to three times the higher of (a) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (b) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event that they cease to be eligible for COBRA continuation coverage; and (v) all outstanding and unvested restricted shares of the Company’s common stock and RSUs and PSUs held by them pursuant to the 2007 LTEP shall immediately vest upon the termination.

In the event that the employment agreements for Messrs. Henry, Nichols and Wilson are not renewed by the Company at the end of their respective terms of employment and on at least as favorable terms and conditions, Messrs. Henry, Nichols and Wilson will be entitled to those benefits payable under a termination of employment by the Company without cause as described above.

Under the employment agreements, the Executives are required to execute a general release and waiver of claims against us and to resign from their positions upon termination of their employment for any reason. The Executives are subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 12 months after termination for any reason, except for: (i) Mr. DiSipio who is subject to a non-competition provision for a period of six months from the date of his voluntary termination or the Company’s termination of his employment for cause and a non-solicitation provision for a period of 12 months from the date of termination for any reason; and (ii) Mr. Benchimol who is subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 24 months after termination of employment. Additionally, the Executives are subject to ongoing confidentiality requirements.

46 EXECUTIVE COMPENSATION

The following table sets forth the termination and/or change in control benefits payable to each NEO under the benefits applicable to all executive officers as well as under each NEO’s applicable employment agreement, assuming termination of employment on December 31, 2016. With the exception of insured benefits, all termination payments will be made by us.

Name	Death or Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-Change in Control)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (1)
Albert A. Benchimol
Base Pay ($)	1,100,000	2,200,000	2,200,000
Separation Bonus ($)	1,925,000	6,579,650	8,906,975
Value of Equity Awards ($) (2)	11,164,172	11,164,172	11,164,172
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	-	19,561	19,561
Total ($)	14,189,172	19,963,383	22,290,708
Christopher N. DiSipio
Base Pay ($)	-	500,000	500,000
Separation Bonus ($)	500,000	1,000,000	1,500,000
Value of Equity Awards ($) (2)	3,108,418	3,108,418	3,108,418
Benefits and Perquisites: Medical ($) (3)	-	19,561	19,561
Total ($)	3,608,418	4,627,979	5,127,979
Joseph C. Henry
Base Pay ($)	-	565,000	565,000
Separation Bonus ($)	565,000	1,130,000	1,695,000
Value of Equity Awards ($) (2)	4,990,414	4,990,414	4,990,414
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	-	19,561	19,561
Total ($)	5,555,414	6,704,975	7,269,975
John D. Nichols
Base Pay ($)	-	900,000	900,000
Separation Bonus ($)	1,125,000	2,250,000	3,375,000
Value of Equity Awards ($) (2)	5,903,867	5,903,867	5,903,867
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	-	27,492	27,492
Total ($)	7,028,867	9,081,359	10,206,359
Peter W. Wilson
Base Pay ($)	-	800,000	800,000
Separation Bonus ($)	1,000,000	2,000,000	3,000,000
Value of Equity Awards ($) (2)	3,576,013	3,576,013	3,576,013
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	-	28,198	28,198
Total ($)	4,576,013	6,404,211	7,404,211

(1)

Under the 2007 LTEP and each of our NEO’s employment agreements, a “change in control” occurs if: (i) a person, company, government, or political subdivision, agency, or instrumentality of a government becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, except for: (a) any acquisition directly from us, (b) any acquisition by us, (c) any acquisition by one of our employee benefit plans, or (d) any acquisition that complies with clauses (a), (b) and (c) of paragraph (iii) below; (ii) our Board is no longer composed of a majority of individuals who were either members as of the date the 2007 LTEP was adopted, or whose election or nomination for election was approved by a majority of the directors then comprising the incumbent Board; (iii) a merger, sale of substantially all of the assets or other similar transaction occurs between us and another person, company, government, or political subdivision, agency, or instrumentality of a government, unless, following the transaction, (a) substantially all of the beneficial owners of our voting securities immediately before the transaction beneficially own more than 50% of the combined voting power of the successor entity, in substantially the same proportions as their ownership of our voting securities immediately prior to the transaction; (b) no person, company, government, or political subdivision, agency, or instrumentality of a government (excluding the successor entity) beneficially owns 50% or more of the outstanding shares of our common stock or the combined voting power of the successor entity, or owns all or substantially all of our assets, except to the extent that such ownership existed with respect to us before the transaction; and (c) at least a majority of the members of the board of directors of the successor entity or person that owns all or substantially all of our assets as a result of the transaction were

EXECUTIVE COMPENSATION 47

members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or (iv) our shareholders approve a complete liquidation or dissolution of AXIS Capital Holdings Limited, or the sale or other disposition of all or substantially all of our assets.

(2)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause or termination by each NEO for good reason. In the case of each NEO’s termination without cause by the Company or for good reason by the NEO after a change in control, unvested equity awards, including those subject to performance conditions, immediately vest. Aggregate value of unvested equity awards calculated at a price of $65.27, the closing price of our common stock on December 30, 2016.

(3)	Value of continued coverage under medical, dental, vision assumes the Company is paying full cost of COBRA premiums for one year.

48 EXECUTIVE COMPENSATION

2016 DIRECTOR COMPENSATION

NON-MANAGEMENT DIRECTORS

The table below sets forth information regarding compensation earned by our non-management directors in 2016.

Name	Fees Earned or Paid in Cash ($) (1)		All Other Compensation ($)		Total ($)
Jane Boisseau	222,500		-		222,500
Michael A. Butt	405,000	(2)	578,596	(3)	983,596
Charles A. Davis	220,000		-		220,000
Robert L. Friedman	220,000		-		220,000
Christopher V. Greetham	305,000	(2)	-		305,000
Maurice A. Keane	287,500	(2)	-		287,500
Cheryl-Ann Lister	217,500		-		217,500
Thomas C. Ramey	255,000		-		255,000
Henry B. Smith	322,000	(2)	-		322,000
Alice Young	222,500		-		222,500
Wilhelm Zeller	220,000		-		220,000

(1)	Under the terms of the 2016 Directors Annual Compensation Program, the directors may elect to receive all or half of their 2016 annual board and committee service in AXIS common shares in lieu of cash, pursuant to individual elections. All common share amounts were derived using the fair market value of our common stock on the tenth business day in January 2016 ($54.20), pursuant to our 2016 Directors Annual Compensation Program. The following directors elected to receive 100% of their 2016 annual board and committee service retainers paid in AXIS common shares resulting in the issuance of 4,060 AXIS common shares, respectively: Messrs. Davis, Friedman and Zeller. Ms. Lister received 322 AXIS common shares based upon her election to receive 100% of her 2016 annual committee service retainers delivered in AXIS common shares. Mses. Boisseau and Young and Mr. Keane each elected to receive 50% of their 2016 annual board service retainer in AXIS common shares resulting in the issuance of 1,845 AXIS common shares for each. Mr. Smith received 4,982 AXIS common shares based upon his election to receive 100% of his 2016 annual board and committee service retainers and $15,000 related to fee for service as Lead Independent Director to be delivered in AXIS common shares.

(2)	Cash payments to Messrs. Butt, Greetham, Keane and Smith includes the following fees for their service on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE, during 2016: Mr. Butt ($55,000), Mr. Greetham ($55,000), Mr. Keane ($55,000) and Mr. Smith ($52,000).

(3)	Mr. Butt received $578,596 in consulting fee payments pursuant to the terms of a consulting agreement by and between Mr. Butt and the Company dated May 3, 2012, as amended December 5, 2013, December 5, 2014 and January 15, 2016. The consulting agreement was further amended on December 8, 2016 to extend the term of the agreement to the 2018 Annual General Meeting for an annual fee of $500,000.

2016 DIRECTORS ANNUAL COMPENSATION PROGRAM

Compensation for our directors generally consists of cash compensation in the form of annual retainers for Board and Committee service. Our director compensation is reviewed annually by our independent compensation consultant against our peer group. Directors may elect to receive common shares of the Company in lieu of all or 50% of the annual retainers by notifying the Company of their election prior to January 1 of the year for which the election will be effective. The number of common shares issued to participants is based on the closing fair market value of the Company’s shares on the tenth trading day in January.

Directors who also are employees do not receive compensation for their service as directors. Non-management directors who become directors after January 1 are entitled to a pro-rated portion of the annual director compensation based on months of service in that year.

2016 DIRECTOR COMPENSATION 49

Pursuant to the 2016 Directors Annual Compensation Program, our non-management directors received an annual retainer of $200,000 for service on the Board. Our non-management Chairman of the Board received an additional retainer of $150,000. Our Lead Independent Director received an additional retainer of $15,000. Directors received the following annual retainers for committee service during 2016:

Committee Member	Annual Retainer
Audit Committee	$15,000
Compensation Committee	$10,000
Corporate Governance and Nominating Committee	$7,500
Finance Committee	$10,000
Risk Committee	$10,000

Committee chairpersons received the following additional annual retainers:

Committee Chair	Annual Retainer
Audit Committee	$30,000
Compensation Committee	$15,000
Corporate Governance and Nominating Committee	$7,500
Finance Committee	$10,000
Risk Committee	$20,000

In addition to compensation received for service on our Board, directors who serve on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE, received an annual retainer in the amount of $40,000 for service as director plus $3,000 for each meeting attended.

Director Compensation for 2017. In September 2016, our Board, based upon the recommendations of our Compensation Committee, approved the 2017 Directors Annual Compensation Program with no changes from the 2016 program.

50 2016 DIRECTOR COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our equity compensation plans as of December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- Average Exercise Price Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (3)
Equity compensation plans approved by security holders	1,875,614	-	5,714,048
Equity compensation plans not approved by security holders	-	-	-
Total	1,875,614	-	5,714,048

(1)	Includes: 1,592,682 restricted stock units and 282,932 performance units granted under our 2007 LTEP. This balance does not include 1,392,018 cash-settled restricted stock units or 67,495 cash-settled performance units.

(2)	There were no options remaining outstanding at December 31, 2016.

(3)	Includes common shares available for issuance under our 2007 LTEP pursuant to awards of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance unit awards and other equity-based or equity-related awards.

EQUITY COMPENSATION PLAN INFORMATION 51

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.

In performing its duties, the Audit Committee:

•	has reviewed our audited financial statements for the year ended December 31, 2016 and had discussions with management regarding the audited financial statements;

•

has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301 “Communications with Audit Committees”;

•

has received the written disclosures and the letter from independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•	has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2016 be included in our Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendations.

AUDIT COMMITTEE

Thomas C. Ramey, Chairman

Jane Boisseau

Maurice A. Keane

Henry B. Smith

Alice Young

52 AUDIT COMMITTEE REPORT

PROPOSAL 4. APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and our Board have recommended the appointment of Deloitte Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Recommendation of the Board

The Board recommends that you vote “FOR” the appointment of Deloitte Ltd. as our independent registered public accounting firm and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

PROPOSAL 4. APPOINTMENT OF INDEPENDENT AUDITORS 53

PRINCIPAL ACCOUNTING FEES AND SERVICES

AUDIT AND NON-AUDIT FEES

Aggregate fees for professional services rendered for us by Deloitte Ltd. for the fiscal years ended December 31, 2016 and 2015 are set forth below.

	Fiscal Year 2016 ($)	Fiscal Year 2015 ($)
Audit Fees (1)	4,668,369	4,625,368
Audit-Related Fees (2)	52,194	45,994
Tax Fees (3)	125,906	23,633
All Other Fees (4)	-	-
Total	4,846,469	4,694,995

(1)	Audit Fees for the years ended December 31, 2016 and 2015 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate, for the provision of opinions and consents relating to our filings with the Securities and Exchange Commission and the provision of comfort letters in relation to our preferred share offering in 2016.

(2)	Audit-Related Fees for the years ended December 31, 2016 and 2015, related to the audit of employees’ pension plans and fees related to an annual regulatory certificate in Australia.

(3)	Tax fees for the years ended December 31, 2016 and 2015, included $115,906 and $51,005 for tax consulting services and $10,000 and $8,995 for tax compliance services, respectively.

(4)	There were no fees in the All Other Fees category for the fiscal years ended December 31, 2016 or 2015.

PRE-APPROVAL POLICY

In September 2003, our Board adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee or, in the event of his non-availability, to any other Audit Committee member. The Chairman of the Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2016 and 2015, 100% of the audit fees, the audit-related fees and the tax fees were pre-approved.

54 PRINCIPAL ACCOUNTING FEES AND SERVICES

PROPOSAL 5. APPROVAL OF OUR NEW 2017 LONG-TERM EQUITY COMPENSATION PLAN

We are asking our shareholders to consider and vote on a proposal to approve a new 2017 Long-Term Equity Compensation Plan (the “2017 LTEP”), which will supersede and replace our 2007 Long-Term Equity Compensation Plan, as amended (the “2007 LTEP”). Assuming the 2017 LTEP is approved, all remaining shares available under the 2007 LTEP will be cancelled and no new awards will be made under the 2007 LTEP, although the awards made under the 2007 LTEP prior to the date of shareholder approval of the 2017 LTEP will remain outstanding in accordance with the terms of the 2007 LTEP.

While the 2017 LTEP is similar to the 2007 LTEP in many respects, it contains several key changes which include, but are not limited to, the following:

•	A new share reserve of 3,400,000 shares

•

A minimum one year vesting requirement for 95% of all shares subject to awards granted under the 2017 LTEP, other than in connection with a change of control, or as a result of a participant’s qualifying retirement, death or disability

•

Awards under the 2007 LTEP which are outstanding as of the approval of the 2017 LTEP and new awards granted under the 2017 LTEP which are subsequently forfeited, canceled or, in the case of “full value” awards (i.e., awards other than stock options or stock appreciation rights), settled in cash or net-withheld to cover taxes will be added back to the 2017 LTEP total share reserve; however, stock options or stock appreciation rights that are cash settled, net settled awards or subject to net share withholding (under either the 2007 LTEP or the 2017 LTEP) will not be added back to the 2017 LTEP total share reserve

•	Dividends and dividend equivalents will only be paid as and when the underlying award vests

•	In the event of a change of control, automatic acceleration of vesting is limited only to circumstances in which the awards are not assumed

The 2007 LTEP has been a significant component of our total compensation package, allowing us to establish long-term incentives that link the financial interest of our employees to those of our shareholders. We believe that the proposed 2017 LTEP will allow us to continue to remain competitive within the market in both the retention and recruitment of key employees. To date, we have achieved our objective of retaining key employees. We attribute the success in employee retention in part to our long-term incentive compensation practices. Without the ability to grant equity compensation in the future, we believe that our cash compensation costs would increase significantly in order to attract and retain key employees. Please refer to “Proposal 2: Non-Binding Vote on Executive Compensation” and “Compensation Discussion and Analysis”, above, for a comprehensive discussion of our compensation objectives and policies, Company performance and competitive market analysis.

KEY FEATURES OF THE 2017 LTEP

The 2017 LTEP has been designed to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for officers, employees, consultants and non-employee directors and shareholders’ interests. These provisions include, but are not limited to, the following:

•	Provides for the issuance of restricted stock units, performance units, restricted shares, stock options, stock appreciation rights and other equity-based awards

•	Administered by the independent Compensation Committee, or if no such committee exists, by our Board of Directors

•	Shareholder approval required for increasing the maximum number of shares available for award grants

•	No reload or “evergreen” share replenishment features

•	Ten year maximum term for stock options and stock appreciation rights

•	No re-pricing of stock options or stock appreciation rights without prior shareholder approval

•	Stock options and stock appreciation rights may not be granted below fair market value on the date of grant, except as otherwise provided by the Compensation Committee in the case of substitute awards

•	Limited transferability – awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee

PROPOSAL 5. APPROVAL OF OUR NEW 2017 LONG-TERM EQUITY COMPENSATION PLAN 55

•	Plan includes limits of total compensation for directors and the Chairman

•	All awards are subject to any clawback policy adopted by the Compensation Committee from time to time

KEY COMPONENTS OF OUR EXPECTED PLAN ADMINISTRATION PRACTICES

•	Participation is expected to be broad-based

•	Double-trigger change in control provisions are expected in all award agreements

•	No automatic grants are expected to be made to any plan participant

•	No tax gross-ups are expected

ADDITIONAL AWARD INFORMATION

We understand the importance of preserving value for shareholders. Accordingly, when determining our annual equity awards, we have historically carefully monitored and considered the impact of those awards on shareholder dilution and our burn rate.

Dilution:

Dilution is a measure of assessing the amount of shareholder equity that may be transferred from a company to its award recipients under an equity plan. As of December 31, 2016, we had an overall dilution level of 8.07% under the 2007 LTEP.

We calculate dilution as follows:

	Dilution Inputs	Amount
A	Granted but unexercised stock options*	0
B	Granted but unvested restricted stock and restricted stock units*	1,875,614
C	Phantom share units*	0
D	Shares available for issuance under all plans*	5,714,048
E	Total common shares outstanding*	86,441,041
Full Dilution = (A + B + C + D ) ÷ (A + B + C + D + E)		8.07%

*	All amounts are as of December 31, 2016

Over the past three years, our full annual dilution was 8.20%, 7.92% and 8.07% (for the years ended December 31, 2014, 2015 and 2016, respectively), and our dilution rates would have been even lower if we had not repurchased a significant amount of our common stock in the open market as part of our capital management strategy, as further described under “Burn Rate” below. The 2007 LTEP currently has approximately 5.0 million shares available for issuance, and the 2017 LTEP provides for a share reserve of 3.4 million shares (that is, there will be approximately 1.6 million less shares available for issuance under the 2017 LTEP than is currently available under our existing plan). The share authorization request under the 2017 LTEP is a conservative amount designed to manage our equity compensation needs, and we anticipate our equity compensation program will continue to have a limited impact on shareholder dilution.

56 PROPOSAL 5. APPROVAL OF OUR NEW 2017 LONG-TERM EQUITY COMPENSATION PLAN

Burn Rate:

Burn rate is a measure of assessing a company’s historical use of equity compensation. We calculate burn rate by dividing the number of award shares granted each year by the weighted average common shares outstanding for the year. As shown in the table below, the Company’s three-year average annual burn rate under the 2007 LTEP is less than 1%, or 0.76%. Note that our Company has repurchased a significant amount of our common stock in the open market as part of our capital management strategy, and the Company’s outstanding shares have decreased by approximately 27 million over the past three years. Shares that are repurchased reduce the number of common shares outstanding and, as a result, increase our burn rate. To reflect this, we also have included in the table below a pro forma presentation of our annual burn rates under the 2007 LTEP assuming that no share repurchases occurred. As illustrated in the table below, our adjusted burn rate was .91%, .54% and .63% (for the three years ended December 31, 2014, 2015 and 2016, respectively).

Year	RSUs Granted	PSUs Vested	Total FV	Basic- Weighted Average Common Shares Outstanding (CSO)	Burn Rate = Total Granted ÷ CSO	Annual Share Repurchases	Adjusted Burn Rate (without Share Repurchases)
2016	588,831	48,290	637,121	90,771,803	0.70%	(10,508,000)	0.63%
2015	556,982	-	556,982	98,608,841	0.56%	(4,615,000)	0.54%
2014	1,053,113	-	1,053,113	104,368,474	1.01%	(11,752,000)	0.91%
Three Yr. Average	732,975	-	749,072	97,916,373	0.76%	(8,958,333)	0.69%

Participation:

•

Participation in the 2017 LTEP is designed to be broad-based, but generally is expected to be limited to Senior Vice Presidents and above and outstanding performers within the Assistant Vice President and Vice President levels.

•

Under the 2007 LTEP, in March 2017, we granted awards to 447 employees relating to our 2016 performance. This represents approximately 36% of the employee population eligible for year-end compensation rewards.

DESCRIPTION OF THE 2017 LTEP

The following paragraphs summarize material terms of the 2017 LTEP. This summary is qualified in its entirety by the specific terms of the 2017 LTEP. A copy of the 2017 LTEP is included as Appendix A to this proxy statement.

Purpose. The 2017 LTEP is intended to promote the best interests of the Company and our shareholders by attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants). The 2017 LTEP is also intended to enable such individuals to participate in our long-term growth and financial success.

Types of Awards. The 2017 LTEP will provide for a variety of types of equity and cash-based awards to provide flexibility in the compensation program. Employees and other eligible persons may receive awards of restricted stock units, performance units, restricted share awards, incentive stock options, nonqualified stock options, stock appreciation rights, and other equity-based awards as determined by the Compensation Committee.

Eligible Persons. Any of our or our affiliates’ directors, officers, employees or consultants (including any prospective director, officer, employee or consultant) will be eligible to participate in the 2017 LTEP. We expect to award grants to Senior Vice Presidents and above, along with outstanding performers within the Assistant Vice President and Vice President levels.

Plan Administration. The 2017 LTEP will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee will have the power and complete discretion to select participants of awards, to determine the nature, terms, and conditions of each award, and to make any other determination and take other action that it deems necessary or desirable for the administration of the 2017 LTEP, including amending an outstanding award.

Shares Available For Awards. The total number of our common shares that may be delivered pursuant to awards granted under the 2017 LTEP will be 3,400,000, of which the maximum number of shares that may be

PROPOSAL 5. APPROVAL OF OUR NEW 2017 LONG-TERM EQUITY COMPENSATION PLAN 57

delivered pursuant to incentive stock options granted under the 2017 LTEP will be 3,400,000. If an award granted under the 2017 LTEP is forfeited, or otherwise expires, terminates or is cancelled or, in the case of “full value” awards (i.e., awards other than stock options or SARs), is settled in cash or net-withheld to cover taxes (up to, but not exceeding, the applicable minimum tax withholding obligation), in each case, without the delivery of shares, then the shares covered by that award will again be available for new awards under the 2017 LTEP. If our common shares are surrendered or tendered to us in payment of the exercise price of a stock option or any taxes required to be withheld in respect of a stock option or SAR, such shares will not become available for new awards under the 2017 LTEP.

In the event of any dividend (other than a regular cash dividend), or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase of exchange of our shares, change of control, or other similar corporate transaction or event that affects shares , or unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, the Compensation Committee may, in its sole discretion, determine that a substantial dilution or enlargement of the rights intended to be granted to participants could result. The Compensation Committee shall then make such adjustments or proportionate substitutions to the share limit and other limits under the 2017 LTEP, the number of shares and or other securities issuable in respect of awards under the 2017 LTEP, and the terms of any awards under the 2017 LTEP, as it deems equitable.

The Compensation Committee may grant awards in assumption of, or in substitution for, outstanding awards previously granted by a company that we acquire or with which we combine. Any shares issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquire or combine with will reduce the total number of our common shares available for awards under the 2017 LTEP.

Restricted Shares and Restricted Stock Units. The Compensation Committee may grant restricted shares and restricted stock units, or RSUs. Restricted shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon the grant of a restricted share, a certificate will be issued and registered in the name of the participant or a share shall be registered in the name of the participant and held in book-entry form subject to the Company’s directions. A participant will generally have the rights and privileges of a stockholder as to restricted shares, unless such restricted shares are forfeited.

An RSU will be granted with respect to one common share or have a value equal to the fair market value of one such share. Upon the lapse of restrictions applicable to an RSU, the RSU may be paid in cash, our common shares, other awards or other property, as determined by the Compensation Committee. If a cash payment is made in respect of RSUs, the payment shall be equal to the fair market value per share as of the date on which the restrictions lapsed. A participant will not have the rights and privileges of a stockholder as to RSUs.

Performance Units. The Compensation Committee may grant performance units to participants. The Compensation Committee will set performance period length, performance criteria and performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to the participant. The Compensation Committee may pay earned performance units in the form of cash and/or our common shares having an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the form and timing of payout of performance units will be set forth in each award agreement.

Stock Options. The Compensation Committee may grant both incentive stock options and nonqualified stock options under the 2017 LTEP. Incentive stock options are designed to qualify for favorable tax treatment under Internal Revenue Code Section 422, while nonqualified stock options are not. The exercise price for either type of option cannot be less than the fair market value per share of our common shares on the date the option is granted, except as otherwise provided by the Compensation Committee in the case of substitute awards. In the case of incentive stock options granted to an employee who, at the time of the grant of such option, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any of its subsidiaries, the exercise price cannot be less than 110% of the fair market value of a common share on the date the incentive stock option is granted.

Each option will expire at the time set forth in the award agreement, except that no option may be exercisable after the tenth anniversary of the date the option is granted (or in the case of an incentive stock option granted to a participant who on the date of grant owns shares representing more than 10% of the voting power of all classes of shares of the Company or any of its subsidiaries, the fifth anniversary of the date the option is granted). The exercise price may be paid with cash or, in the discretion of the Compensation Committee, with common shares held by the participant for at least six months or through a cashless or net exercise.

58 PROPOSAL 5. APPROVAL OF OUR NEW 2017 LONG-TERM EQUITY COMPENSATION PLAN

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights, or SARs, under the 2017 LTEP. SARs may be granted either alone or in tandem with any other award granted under the 2017 LTEP. The exercise price of each of our common shares covered by a SAR cannot be less than the fair market value of such share on the grant date, except as otherwise provided by the Compensation Committee in the case of substitute awards. Upon exercise of a SAR, the participant will receive an amount equal in value to the excess of the fair market value of the common shares subject to the SAR at the exercise date, over the exercise price. The participant may receive cash, our common shares, other awards, other property or a combination of any of these methods of settlement, as determined by the Compensation Committee. The Compensation Committee will determine the vesting criteria, term, methods of exercise, methods and form of settlement, and any other terms and conditions of any SAR, except that no SAR may be exercisable after the tenth anniversary of the date the SAR is granted.

Other Equity-Based Awards. The Compensation Committee may grant to participants other equity-based compensation awards. The Compensation Committee may determine the amounts and terms and conditions of any such awards.

Dividends and Dividend Equivalents. The Compensation Committee may, on such terms and conditions as it may determine, provide a participant who holds an award, other than an option or SAR, with dividends, dividend equivalents, or similar payments with respect to shares underlying such awards, payable in cash, our common shares, other awards or other property. No dividends or dividend equivalents shall be paid out to participants prior to the vesting of the shares underlying the award.

Amendment and Termination of the 2017 LTEP. Subject to any applicable law, government regulation, or requirement of the NYSE (or other exchange upon which our common shares may be listed), the 2017 LTEP may be amended, altered, suspended, modified, discontinued or terminated by our Board of Directors at any time without the approval of our shareholders, except that shareholder approval will be required for any amendment that would (i) increase the maximum number of our common shares available for awards under the 2017 LTEP or (ii) change the class of employees or other individuals eligible to participate in the 2017 LTEP. No modification, alteration, suspension, amendment, discontinuance or termination of the 2017 LTEP or a previously granted award that would materially and adversely affect a participant will be effective without the consent of the affected participant.

The 2017 LTEP will prohibit the repricing of options and stock appreciation rights after such options and stock appreciation rights are granted, without stockholder approval.

Change of Control. Unless otherwise provided in the award agreement or other agreement between the participant and the Company, the Compensation Committee may, in its sole discretion, provide for any one or more of the following:

•	the substitution or assumption of awards;

•

to the extent that the surviving entity in a change of control does not substitute or assume awards, full acceleration of vesting, exercisability or lapse of restrictions on any awards, with deemed performance achievement for performance-based vesting awards determined by the Compensation Committee; and

•	cancellation of any outstanding awards and payment to the holders of awards that are vested as of the cancellation.

Unless otherwise provided in an award agreement, a change of control is defined to mean any of the following events, generally:

•

an acquisition by any individual, entity or group of beneficial ownership of 50% or more of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors;

•	a change in the composition of a majority of our Board of Directors that is not supported by a majority of the incumbent Board of Directors;

•	the consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction; or

•	a complete liquidation or dissolution or the sale or disposition of all or substantially all of our assets.

PROPOSAL 5. APPROVAL OF OUR NEW 2017 LONG-TERM EQUITY COMPENSATION PLAN 59

Clawback of Awards. All equity and cash-based awards granted under the 2017 LTEP to any participant, including any executive officers of the Company, will be subject to any clawback or forfeiture policy adopted by the Compensation Committee or the Board of Directors. Under the terms of the Company’s Clawback Policy, as currently in effect, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement and will, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts which would have been awarded or paid based on the restated results. The Clawback Policy is based on expected regulations to be issued by the U.S. Securities and Exchange Commission to fulfill aspects of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Committee expects to revise this policy once final regulations are issued. The Clawback Policy supplements the clawback provisions required under the Sarbanes-Oxley Act of 2002, which remain in effect.

Term of the 2017 LTEP. Assuming the 2017 LTEP is approved, no award may be granted under the 2017 LTEP after the tenth anniversary of the date the 2017 LTEP is originally approved by our shareholders.

U.S. TAX CONSEQUENCES.

The following provides only a general description of the application of U.S. federal income tax laws to certain types of awards and U.S. taxable participants under the 2017 LTEP. Generally, our U.S. subsidiaries will obtain U.S. tax deductions in the period and in the amount the participant is required to report as ordinary income, provided the compensation expense is attributable to the U.S. subsidiaries. With regard to award participants not subject to U.S. tax and non-U.S. operations, the tax impact to the participant and the non-U.S. operations will be dictated by local tax rules. Because of the variety of awards that may be made under the 2017 LTEP and the complexities of the tax laws, participants should seek advice, based on their particular circumstances, from an independent tax advisor about the consequences of participating in the 2017 LTEP.

This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or the provisions of any income tax or other laws of any foreign country, municipality or state in which a participant may reside. Each participant should consult with, and rely on, his or her own tax advisor regarding all the possible federal, foreign, state, and local tax consequences, based on his or her individual situation, of participating in the 2017 LTEP.

With respect to awards granted under the 2017 LTEP involving common shares or other property that is restricted as to transferability and is subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income when the award vests or becomes transferable. With respect to other awards that may be settled in cash, in common shares, or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or fair market value of common shares or other property received.

Restricted Stock. If the participant is granted restricted stock that is subject to restrictions that lapse in increments over a period of time or upon attainment of certain performance factors, so that the participant becomes vested in a portion of the shares as the restrictions lapse, the participant will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined at the time the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. We generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant.

Alternatively, the participant may make a timely election under Section 83(b) of the Internal Revenue Code to recognize ordinary income for the taxable year in which the participant receives an award of restricted stock in an amount equal to all or a portion of the fair market value of shares of restricted stock awarded (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, if such an election was made, the participant will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable

60 PROPOSAL 5. APPROVAL OF OUR NEW 2017 LONG-TERM EQUITY COMPENSATION PLAN

at the applicable capital gains rate. A timely election under Section 83(b) of the Internal Revenue Code must be made within 30 days after the transfer of the restricted stock to the participant. We will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized the participant at the time of the participant’s election.

Restricted Stock Units. A participant generally will not recognize any income upon the grant of a restricted stock unit. Upon the settlement of the restricted stock unit, a participant normally will recognize income in the tax year of receipt in an amount equal to the fair market value of any shares received. That income generally will be taxable at ordinary income tax rates. We generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date on which the restricted stock units were settled, will be taxed as capital gain or loss.

Nonqualified Stock Options. Neither the Company nor the participants have income tax consequences from the issuance of nonqualified stock options, or “NSOs.” Generally, in the tax year when an NSO is exercised, the participant will recognize ordinary income equal to the fair market value of the shares at the time of exercise minus the exercise price for such shares, and that amount will be subject to FICA and FUTA taxes if the participant is also an employee. We generally will have a deduction in the same amount as the ordinary income recognized by the participant in our tax year in which or with which the participant’s tax year (of exercise) ends.

Depending upon how long the participant holds the shares of common stock after exercise of the NSO, the sale or other taxable disposition of the shares generally will result in a short-term or long-term capital gain or loss. This gain or loss will equal the difference between the amount realized on such disposition and the fair market value of the shares when the NSO was exercised.

Also note that, if the participant exercises an NSO by paying the exercise price with previously acquired common stock as permitted by the 2017 LTEP, the participant will have federal tax consequences (relative to the new shares received) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NSO exercised) is considered to have been exchanged in accordance with Section 1036 of the Internal Revenue Code and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the participant will recognize income on those new shares equal to their fair market value less any non-stock consideration tendered. The new shares equal to the number of the old shares tendered will have the same basis the participant had in the old shares and the participant’s holding period with respect to the tendered older shares will apply to the new shares. The excess new shares received will have a basis equal to the amount of income recognized by the participant on exercise, increased by any non-stock consideration tendered. Their holding period will commence upon the exercise of the option.

Incentive Stock Options. Neither the Company nor the participant has any tax consequences upon issuance or, generally, upon exercise of an incentive stock option, or “ISO.” Instead, when the participant sells or exchanges the shares acquired upon exercise of the ISO, the participant will recognize income equal to the difference between the fair market value at the time of sale or exchange and the exercise price. This income will be taxed at the applicable capital gains rates if the sale or exchange occurs after the expiration of the required holding periods. Generally, the required holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the shares pursuant to the exercise of the ISO.

If the participant disposes of the shares acquired upon exercise of an ISO before the expiration of the holding periods, the participant will recognize compensation income in an amount equal to the difference between the option exercise price and the lesser of (1) the fair market value of the shares on the date of exercise and (2) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the participant will recognize the difference as gain and will be taxed at the applicable capital gains rate. If the sale price of the shares is less than the exercise price, the participant will recognize a capital loss equal to the excess of the exercise price over the sale price. Such capital gain or loss will be treated as long-term or short-term capital gain or loss depending upon whether the holding period applicable to long-term capital assets is satisfied.

Special tax rules will apply in the following situations: (1) if the participant uses shares acquired upon exercise of an ISO to pay the exercise price of another option (whether or not it is an ISO); (2) upon exercise of an ISO, if the aggregate fair market value of the shares subject to the ISO that first become exercisable by the participant in any

PROPOSAL 5. APPROVAL OF OUR NEW 2017 LONG-TERM EQUITY COMPENSATION PLAN 61

one calendar year exceeds $100,000 (if this occurs, the shares exceeding $100,000 in value will be taxable an NSO according to the taxation rules described above); and (3) if the participant terminates employment with us other than due to death or disability (in which case if the participant exercises an ISO more than three months after termination it will be taxed as an NSO according to the taxation rules described above).

Finally, except to the extent that the participant has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share at the time of exercise of the ISO exceeds the exercise price will be included in determining the alternative minimum taxable (“AMT”) income, and may cause the participant to incur an AMT liability in the year of exercise.

To the extent that an option holder recognizes ordinary income upon exercise of an ISO, as described above, we generally will have a deduction in the same amount.

Stock Appreciation Rights. Generally, the recipient of a SAR will not recognize taxable income at the time the SAR is granted. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If a participant receives the appreciation inherent in the SARs in shares, the spread between the then current fair market value of the shares and the base price will be taxed as ordinary income to the recipient at the time the shares are received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Section 409A. Acceleration of income, additional taxes and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the U.S. Internal Revenue Code (“Section 409A”). To be compliant with Section 409A, rules with respect to the timing of elections to defer compensation, distribution events and funding must all be satisfied. The 2017 LTEP has been designed such that awards under the 2017 LTEP should not be subject to adverse tax consequences applicable to deferred compensation under Section 409A.

Recommendation of the Board

The Board recommends that you vote “FOR” adoption of the 2017 LTEP.

62 PROPOSAL 5. APPROVAL OF OUR NEW 2017 LONG-TERM EQUITY COMPENSATION PLAN

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2018 Annual General Meeting pursuant to Rule 14a-8 under the Exchange Act should be sent to our Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by November 29, 2017 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2018 proxy materials. If the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2018 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by February 12, 2018 or, if the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, a reasonable time before we mail our proxy materials for the 2018 Annual General Meeting, then the proxies designated by our Board for the 2018 Annual General Meeting may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING 63

OTHER MATTERS

We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

The proxies are solicited by our Board on our behalf for use at the 2017 Annual General Meeting and any adjournments or postponements thereof and we will bear the cost of the solicitation of proxies. We have engaged Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $15,000. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telegram, telecopy, email, Internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.

WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016 MAY BE OBTAINED UPON WRITTEN REQUEST TO OUR SECRETARY AT AXIS HOUSE, 92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA.

64 OTHER MATTERS

APPENDIX A

AXIS CAPITAL HOLDINGS LIMITED

2017 LONG-TERM EQUITY COMPENSATION PLAN

SECTION 1. Purpose. The purpose of this AXIS Capital Holdings Limited 2017 Long-Term Equity Compensation Plan is to promote the interests of AXIS Capital Holdings Limited, a company organized and existing under Bermuda law, and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company.

SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Absolute Share Limit” has the meaning given to such term in Section 4(a) of the Plan.

“Adjustment Event” has the meaning given to such term in Section 4(b)(i) of the Plan.

“Affiliate” means (a) any Person that, directly or indirectly controls, is controlled by or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Change of Control” shall (a) have the meaning set forth in an Award Agreement or (b) if there is no definition set forth in an Award Agreement, will be deemed to have occurred as of the first day any of the following events occurs:

(i) Any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) Individuals who, as of the effective date of the Plan, constitute the Board (hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided however, that any individual becoming a director subsequent to the date herein whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction by and among the Company and another Person, including, for this purpose, a transaction as a result of which another Person owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners,

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respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination; (B) no Person (excluding any Person resulting from such Business Combination, or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, or any employee benefit plan (or related trust) of the foregoing) beneficially owns, directly or indirectly, 50% or more of the then outstanding Shares or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, except to the extent that such ownership existed with respect to the Company prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, pursuant to which such Business Combination is effected or approved; or

(iv) A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the Company’s assets.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan, or if no such committee exists, the Board.

“Company” means AXIS Capital Holdings Limited and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of AXIS Capital Holdings Limited.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Covered Person” has the meaning given to such term in Section 3(d) of the Plan.

“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for “Cause” (as defined in the applicable Award Agreement, or in the absence of such definition, as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination); or (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group.

“Disability” shall have the meaning ascribed to such term in the employee health care plan maintained by the Company, or if no such plan exists, at the discretion of the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

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“Exercise Price” means (a) in the case of Options, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of SARs, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant.

“Fair Market Value” means (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to the Shares, as of any date, (i) the closing per share sales price of the Shares (A) as reported by the NYSE for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares; (ii) if the Shares are not listed on any national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“Immediate Family Members” has the meaning given to such term in Section 9(a)(ii) of the Plan.

“IRS” means the Internal Revenue Service or any successor thereto and includes the staff thereof.

“Minimum Vesting Condition” means, with respect to any Award, that vesting of (or lapsing of restrictions on) such Award does not occur any more rapidly than on the first anniversary of the Date of Grant (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service), other than (i) in connection with a Change of Control, or (ii) as a result of a Participant’s death or Disability, or (iii) as a result of a Participant’s Retirement; provided, that such Minimum Vesting Condition will not be required on Awards covering, in the aggregate, a number of Shares not to exceed 5% of the Absolute Share Limit.

“NYSE” means the New York Stock Exchange or any successor thereto.

“Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) and (b) is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Option Period” has the meaning given to such term in Section 6(b)(v) of the Plan.

“Other Equity-Based Award” means an Award that is not an Option, SAR, Restricted Shares, RSU or Performance Unit, that is granted under Section 6(f) of the Plan and is (i) payable by delivery of Shares, and/or (ii) measured by reference to the value of Shares.

“Participant” means an (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be a Participant unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.

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“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Unit under the Plan.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Unit.

“Performance Unit” means an Award under Section 6(e) that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Permitted Transferee” has the meaning given to such term in Section 9(a)(ii) of the Plan.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Plan” means this AXIS Capital Holdings Limited 2017 Long-Term Equity Compensation Plan, as it may be amended and/or restated from time to time.

“Prior Plan” means the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan.

“Prior Plan Award” means an equity award granted under the Prior Plan which remains outstanding as of the effective date of this Plan.

“Qualifying Director” means a person who is (i) with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

“Restricted Share” means a Share delivered under the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“Retirement” shall (a) have the meaning set forth in an Award Agreement or (b) if there is no definition set forth in an Award Agreement, means a Termination by an employee or director that has reached the age of 60 or older on the date of Termination and has at least ten Years of Service as of the date of Termination. Consultants shall not be eligible for Retirement hereunder.

“RSU” means a restricted stock unit Award that is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SAR Period” has the meaning given to such term in Section 6(c)(vi) of the Plan.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

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“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

“Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

“Shares” means shares of common stock of the Company, par value $0.0125 per share, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

“Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain jurisdictions, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 4(a) shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

“Substitute Awards” shall have the meaning specified in Section 4(c).

“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death).

“Years of Service” means completed years of service with the Company Group.

SECTION 3. Administration. (a) Composition of Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the NYSE and Rule 16b-3 promulgated under the Exchange Act and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Qualifying Directors and all of whom shall meet the independence requirements of the NYSE. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b) Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled in, or exercised for, cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended, (vii) determine whether, to what extent, and under what circumstances the delivery of cash, Shares, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan, (ix) establish, amend, suspend or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole

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discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated, (xii) adopt Sub-Plans and (xiii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(d) Indemnification. No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Covered Person with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, and the Company shall advance to such Covered Person any such expenses promptly upon written request (which request shall include an undertaking by the Covered Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Covered Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Covered Person determines that the acts, omissions or determinations of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group (including for the avoidance of doubt the Company’s Memorandum of Association or Bye-Laws). The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Covered Persons may be entitled under the organizational documents of any member of the Company Group (including for the avoidance of doubt the Company’s Memorandum of Association or Bye-Laws), as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Covered Persons or hold such Covered Persons harmless.

(e) Delegation of Authority to Senior Officers. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of the Company the authority to make grants of Awards to officers (other than officers subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer, employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto; provided, however, that the cash settlement of Awards may only be permitted with the express written consent of the Committee.

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(f) Awards to Non-Employee Directors. Notwithstanding anything to the contrary contained herein, the Compensation Committee may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Non-Employee Directors, subject to the limitations set forth in Section 4(a) below.

SECTION 4. Grant of Awards; Shares Available for Awards; Limitations. (a) Shares Available. Subject to adjustment as provided in (b), Awards granted under the Plan shall be subject to the following limitations: (i) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be 3,400,000 (the “Absolute Share Limit”); (ii) the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be 3,400,000 and (iii) the maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $600,000 (or $1.5 million for the Chairman of the Board) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). If, after the effective date of the Plan, any Award granted under the Plan (or any Prior Plan Award granted under the Prior Plan) is forfeited, or otherwise expires, terminates or is canceled or, in the case of “full value” Awards (i.e., Awards other than Options or SARs), is settled in cash or net-withheld to cover taxes (up to, but not exceeding, the applicable minimum tax withholding obligation), in each case, without the delivery of Shares to the Participant of the full number of Shares to which the Award related, then the unissued Shares covered by such forfeited, expired, terminated, canceled, cash-settled or net-withheld Award or Prior Plan Award shall again become available to be delivered pursuant to Awards under the Plan. If Shares issued upon exercise, vesting or settlement of an Option or SAR, or Shares owned by a Participant (which are not subject to any pledge or other security interest), are surrendered or tendered to the Company in payment of the Exercise Price of an Option or any taxes required to be withheld in respect of an Option or SAR, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall not again become available to be delivered pursuant to Awards under the Plan, but rather will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. Therefore, when an Option or SAR is granted under the Plan and is subsequently exercised or settled, the number of Shares subject to the Option or SAR will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to such Option or SAR, regardless of the actual number of Shares (if any) used to settle such Option or SAR upon exercise or settlement. Additionally, if the Company utilizes the proceeds received upon Option exercise to repurchase Shares on the open market or otherwise, such repurchased Shares shall not be added back to the Share reserve under the Plan.

(b) Adjustments for Changes in Capitalization and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder:

(i) In the event of (A) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event that affects the Shares (including a Change of Control); or (B) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (A) or (B), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (1) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (2) the number of Shares or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (3) the terms of any outstanding Award, including, without limitation, (x) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (y) the Exercise Price of a SAR with respect to any Award; or (z) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals); provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

(ii) Prior to any payment or adjustment contemplated under this (b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to the Participant’s Awards; (B) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price

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adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (C) deliver customary transfer documentation as reasonably determined by the Committee.

(iii) Any adjustment provided under this (b) may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(iv) Any adjustment, substitution, determination of value or other action taken by the Committee under this (b) shall be conclusive and binding for all purposes.

(c) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall be counted against the Absolute Share Limit.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares, Shares purchased on the open market or by private purchase or a combination of the foregoing.

SECTION 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be designated a Participant.

SECTION 6. Awards. (a) Types of Awards. Subject to the Minimum Vesting Condition, Awards may be made under the Plan individually or collectively, in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Units and (vi) Other Equity-Based Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. Incentive Stock Options shall be granted only to employees of a member of the Company Group, and no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, whether the Option will be an Incentive Stock Option or a Nonqualified Stock Option and the conditions and limitations applicable to the vesting and exercise of the Option. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this (b), and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(ii) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the Exercise Price of each Share covered by an Option shall not be less than 100% of the Fair Market Value of such Share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per Share shall be no less than 110% of the Fair Market Value per Share on the Date of Grant.

(iii) Vesting and Exercise. Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee. Except as otherwise specified by the Committee in the applicable Award Agreement, an Option may only be exercised to the extent that it has already vested at the

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time of exercise. An Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and in the number of Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(iv) Payment. (A) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company an amount equal to any Federal, state, local and foreign income, employment and any other applicable taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, any other manner, including (1) by exchanging Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Shares in lieu of actual issuance of such Shares to the Company); provided, that such Shares are not subject to any pledge or other security interest and have been held by the Participant for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles, (2) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (3) a “net exercise” procedure effected by withholding the minimum number of Shares otherwise issuable in respect of an Option that are needed to pay the Exercise Price, or by a combination of the foregoing; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income, employment or other applicable taxes required to be withheld. Any fractional Shares shall be settled in cash.

(B) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(v) Expiration. Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

(vi) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (A) the date that is two (2) years after the Date of Grant of the Incentive Stock Option, or (B) the date that is one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(vii) Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the SEC or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

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(c) SARs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the Exercise Price thereof and the conditions and limitations applicable to the exercise thereof. SARs may be granted in tandem with another Award, in addition to another Award or freestanding and unrelated to another Award. SARs granted in tandem with, or in addition to, an Award may be granted either at the same time as the Award or at a later time. Each SAR granted under the Plan shall be evidenced by an Award Agreement.

(ii) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have an Exercise Price equal to the Exercise Price of the corresponding Option.

(iii) Vesting and Exercise. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR shall entitle the Participant to receive an amount equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(iv) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate or desirable.

(v) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one (1) Share on the exercise date over the Exercise Price, less an amount equal to any Federal, state, local and foreign income, employment and any other applicable taxes required to be withheld. Any fractional Shares shall be settled in cash.

(vi) Expiration. Each SAR shall expire at the time or times, and on the other terms and conditions, set forth in the applicable Award Agreement, except that no SAR may be exercisable after the tenth anniversary of the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.

(d) Restricted Shares and RSUs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Restricted Shares and RSUs shall be granted, the number of Restricted Shares and RSUs to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company (the “Period of Restriction”) and the other terms and conditions of such Awards. Each grant of Restricted Shares and RSUs shall be evidenced by an Award Agreement.

(ii) Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Shares, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause Share(s) to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Shares shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable; and (B) the appropriate stock power (endorsed in blank) with respect to the Restricted Shares covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Shares and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Upon the lapse of the restrictions applicable to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to the Participant or the Participant’s legal representative. Subject to the restrictions set forth in this Section 6 and the applicable Award

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Agreement, a Participant generally shall have the rights and privileges of a stockholder as to Restricted Shares, including, without limitation, the right to vote such Restricted Shares. To the extent Restricted Shares are forfeited, any stock certificates issued to the Participant evidencing such Shares shall be returned to the Company, and all rights of the Participant to such Shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to RSUs.

(iii) Vesting. Restricted Shares and RSUs shall vest, and any applicable Period of Restriction shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee.

(iv) Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that prior to vesting, Restricted Shares and RSUs may not be transferred.

(v) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to one Share or shall have a value equal to the Fair Market Value of one Share. RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If a cash payment is made in lieu of issuing Shares in respect of such RSUs, the amount of such payment shall be equal to the Fair Market Value per Share as of the date on which the Period of Restriction lapsed with respect to such RSUs.

(vi) Legends on Restricted Shares. Each certificate, if any, or book entry representing Restricted Shares awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such Shares:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE AXIS CAPITAL HOLDINGS LIMITED 2017 LONG-TERM EQUITY COMPENSATION PLAN AND A RESTRICTED SHARE AWARD AGREEMENT BETWEEN AXIS CAPITAL HOLDINGS LIMITED AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF AXIS CAPITAL HOLDINGS LIMITED.

(e) Performance Units. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted and the terms and conditions thereof. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the performance formula(e) applicable to the Performance Units.

(ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant.

(iii) Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

(iv) Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that has an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement.

(f) Other Equity-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants Other Equity-Based Awards in such amounts and subject to such terms and conditions as the Committee shall determine. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

APPENDIX A A-11

(g) Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option or SAR, may provide the Participant with dividends, dividend equivalents, or similar payments in respect of Shares underlying Awards, payable in cash, Shares, other securities, other Awards or other property, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Shares or other Awards; provided, that in no event shall such dividend equivalents be paid out to Participants prior to vesting of the corresponding Shares underlying the Award.

SECTION 7. Amendment and Termination. (a) Amendments to the Plan. Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan is intended to be a shareholder approved plan for purposes of the rules of the NYSE or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan or any portion thereof may be amended, altered, suspended, modified, discontinued or terminated by the Board at any time without the approval of the stockholders of the Company except that stockholder approval shall be required for any amendment that would (i) increase the maximum number of Shares for which Awards may be granted under the Plan; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this (a), or (ii) change the class of employees or other individuals eligible to participate in the Plan. No modification, alteration, suspension, amendment, discontinuance or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b) Amendments to Awards. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 4(b), any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

(c) No Repricing. Notwithstanding anything in the Plan to the contrary, without stockholder approval, except as otherwise permitted under Section 4(b) of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

SECTION 8. Change of Control. Without limiting Section 4(b), unless otherwise provided in the applicable Award Agreement or any other agreement between the applicable Participant and the Company, in the event of a Change of Control after the date of the adoption of the Plan, the Committee may, in its sole and plenary discretion, provide for any one or more of the following: the (a) substitution or assumption of Awards, or to the extent that the surviving entity (or Affiliate thereof) of such Change of Control does not substitute or assume the Awards, full acceleration of vesting of, exercisability of, or lapse of restrictions on, as applicable, any Awards (with deemed performance achievement with respect to any performance-based vesting Awards determined by the Committee), and (b) cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (a) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per Share received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor).

For purposes of clause (a) above, an Award will be considered granted in substitution of an Award if it has an equivalent value (as determined consistent with clause (b) above) with the original Award, whether designated in securities of the acquiror in such Change of Control transaction (or an Affiliate thereof), or in cash or other property

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(including in the same consideration that other stockholders of the Company receive in connection with such Change of Control transaction), and retains the vesting schedule applicable to the original Award.

Payments to holders pursuant to clause (b) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable Exercise Price).

SECTION 9. General Provisions.

(a) Nontransferability. (i) During the Participant’s lifetime, each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that (A) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (B) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Awards cannot be transferred for consideration; provided further, however, that Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the SEC (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(b) Obligations Binding on Successors. The obligations of the Company under the Plan and all Award Agreements shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(c) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

APPENDIX A A-13

(d) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e) Tax Withholding. (i) A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii) Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by (A) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(iii) The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant s relevant tax jurisdictions).

(f) Section 409A of the Code. (i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change of Control, no such acceleration shall be permitted unless the event giving rise to the Change of Control satisfies the definition of a

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change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(g) Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(h) Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and Shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

(i) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company Group from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted shares, shares and other types of equity-based awards (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(j) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(k) No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder (including the right to vote and receive dividends) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(l) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling;

APPENDIX A A-15

provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(m) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of Bermuda, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

(n) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(o) Government and Other Regulations. (i) The obligation of the Company to settle Awards in Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares have been properly registered for sale pursuant to the Securities Act with the SEC or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Shares or other securities of any member of the Company Group issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the SEC, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 6(d)(vi) of the Plan, the Committee may cause a legend or legends to be put on certificates representing Shares or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (1) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (2) the aggregate Exercise Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Shares, RSUs or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, RSUs or Other Equity-Based Awards, or the underlying Shares in respect thereof.

A-16 APPENDIX A

(p) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(q) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.

(r) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(s) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(t) Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination of employment, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(u) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law (whether United States, United Kingdom or otherwise) may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(v) Right of Offset. The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

APPENDIX A A-17

(w) Clawback/Repayment. All Awards granted to any Participant (including any cash-based awards granted under the Plan) shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law.

(x) Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:

(i) cancellation of any or all of such Participant’s outstanding Awards; or

(ii) forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and to repay any such gain to promptly to the Company.

(y) Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(z) Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(aa) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

SECTION 10. Term of the Plan. (a) Effective Date. The Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s stockholders; provided, however, that no Incentive Stock Options may be granted under the Plan unless it is approved by the Company’s stockholders within twelve (12) months before or after the date the Plan is adopted by the Board.

(b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the date the Plan is approved under (a). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, nevertheless continue thereafter.

A-18 APPENDIX A

YOUR VOTE IS IMPORTANT 24 HOURS A DAY, 7 DAYS A WEEK	VOTE BY INTERNET/TELEPHONE

INTERNET			TELEPHONE			MAIL
	www.proxyvoting.com/axs			(800) 454-8683
●	Go to the website address listed above to submit your voting instructions up until 11:59 PM Eastern Time on May 3, 2017.	OR	●	Use any touch tone telephone to submit your voting instructions up until 11:59 PM Eastern Time on May 3, 2017.	OR	● ●	Mark, sign and date your proxy card. Detach your proxy card.

●	Have your proxy card ready.		●	Have your proxy card ready.		●	Return your proxy card in the enclosed envelope.
●	Follow the simple instructions that appear on your computer screen.		●	Follow the simple recorded instructions.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

AXIS CAPITAL HOLDINGS LIMITED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

The undersigned hereby appoints Michael A. Butt and Conrad D. Brooks, and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the common shares of AXIS Capital Holdings Limited held in the name of the undersigned at the close of business on March 10, 2017 on all matters presented at the Annual General Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 4, 2017 in Pembroke, Bermuda, and at any postponement or adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BY MAIL OR PROPERLY SUBMITTED VIA THE INTERNET OR BY PHONE, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2, 4 and 5 and FOR ONE YEAR WITH RESPECT TO PROPOSAL 3.

(Continued, and to be marked, signed and dated, on the other side)

To include any comments, please print your comments below:	Computershare P.O. Box 30170 College Station, TX 77842

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 4, 2017:

The Proxy Statement, the 2016 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2016 are available at https://materials.proxyvote.com/G0692U.

Please mark, sign and date your proxy card and return it in the enclosed envelope.	PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE ☒

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 4 and 5 and FOR “ONE YEAR” WITH

RESPECT TO PROPOSAL 3.

			FOR all nominees	WITHHOLD AUTHORITY for all nominees	EXCEPTIONS
1.	To elect the following four nominees as Class II directors of AXIS Capital Holdings Limited: (01) Robert L. Friedman (02) Cheryl-Ann Lister (03) Thomas C. Ramey (04) Wilhelm Zeller		☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee listed, strike a line through that nominee’s name and check the “Exceptions” box above.

2.	To approve, by non-binding vote, the compensation paid to our named executive officers.		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To recommend, by non-binding vote, the frequency of shareholder votes on named executive officer compensation.	1 Year ☐	2 Years ☐	3 Years ☐	ABSTAIN ☐

4.	To appoint Deloitte Ltd., Hamilton, Bermuda, to act as the independent registered public accounting firm of AXIS Capital Holdings Limited for the fiscal year ending December 31, 2017 and to authorize the Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.		FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To approve the AXIS Capital Holdings Limited 2017 Long-Term Equity Compensation Plan		FOR ☐	AGAINST ☐	ABSTAIN ☐

In their judgment, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

DATE:                             , 2017

AUTHORIZED SIGNATURE(S) – This section must be completed by your vote to be counted.

IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer or in another representative capacity, please indicate the capacity in which you are signing.